Exhibit 10.2

ORLANDO EXECUTIVE AIRPORT

FIXED BASE OPERATOR

LEASE AGREEMENT

Orlando Executive Airport

Orlando, Florida

Effective as of ____________________

Lessee:

SHOLA, LLC

TABLE OF CONTENTS

1.1	Definitions.	5
ARTICLE II PREMISES AND PERMITTED USES		8
2.1	Demise of Premises.	8
2.2	Condition of Premises.	9
2.3	Obligations of Authority.	9
2.4	Permitted Uses.	10
2.5	Additional Uses.	10
2.6	Prohibited Uses.	11
2.7	Signage.	11
2.8	Contest of Applicable Laws.	11
2.9	Noise and Vibrations.	11
2.10	Conduct of Lessee Parties.	11
2.11	Nuisance.	11
2.12	Vehicular Parking.	12
2.13	Inoperable, Derelict, and Abandoned Aircraft.	12
2.14	Derelict Vehicles.	12
2.15	Evacuation and Hurricane Plans.	12
ARTICLE III TERM OF LEASEHOLD		12
3.1	Term.	12
ARTICLE IV ANNUAL RENT, FEES, TAXES, AND AUDIT		13
4.1	Privilege Fee	13
4.2	Minimum Annual Rent.	13
4.3	Calculation of Annual Rent.	13
4.4	Adjustment of Annual Rent.	13
4.5	Percentage Privilege Fee.	13
4.6	Annual Report.	14
4.7	Fuel Flowage Fee.	15
4.8	Additional Rent.	16
4.9	Delinquent Rent.	16
4.10	Unconditional Payment Obligation.	16
4.11	Collection Agent.	16

4.12	Audit, Accounting, Books and Records	17
ARTICLE V OBLIGATIONS OF LESSEE		21
5.1	Absolute Net Lease.	21
5.2	Right and Obligation to Construct, Operate and Maintain.	21
5.3	Title to Improvements.	26
5.4	Grass and Landscaping.	27
5.5	Utilities.	27
5.6	Trash and Garbage.	28
5.7	Trade Fixtures.	28
5.8	Fire Protection System.	29
5.9	Airport Security.	29
5.10	Compliance with Stormwater Regulations.	29
5.11	Americans with Disabilities Act.	30
ARTICLE VI TAXES		30
6.1	Payment of Sales Tax.	30
6.2	Property Taxes.	30
6.3	Tax Indemnity.	31
ARTICLE VII INSURANCE		31
7.1	Insurance While Under Construction, During Major Renovations and Demolition.	31
7.2.	Liability Insurance.	32
7.3	Property Insurance.	33
7.4	Miscellaneous Insurance Provisions.	34
ARTICLE VIII ENVIRONMENTAL		35
8.1	Environmental Obligations.	35
ARTICLE IX INDEMNIFICATION		37
9.1	Lessee Indemnification.	37
ARTICLE X DESTRUCTION OF IMPROVEMENTS		37
10.1	Obligations of Lessee.	37
10.2	Insurance Proceeds.	37
ARTICLE XI CONDEMNATION		38
11.1	Notice of Condemnation.	38
11.2	Rights of Authority and Lessee.	38
11.3	Taking of Leasehold.	38
11.4	Obligations of Lessee under Partial Taking.	38

11.5	Taking of Temporary Use of Premises and Improvements	38
11.6	Deposit of Sums Payable on Taking.	39
ARTICLE XII DEFAULT		39
12.1	Events of Default.	39
12.2	Remedies for Default.	40
12.3	Advances by Authority and Lessee.	41
12.4	Non-Waiver by Authority.	42
ARTICLE XIII MISCELLANEOUS		42
13.1	Right to Operate Aircraft at Airport.	42
13.2	Broker.	42
13.3	Recording.	42
13.4	Additional Reserved Rights of Authority.	42
13.5	Leasehold Encumbrances.	43
13.6	Assignment and Subletting.	44
13.7	Notice.	45
13.8	Federal Aviation Administration Requirements.	46
13.9	Member Protection.	47
13.10	Authority Rules and Regulations.	47
13.11	Authority Access to Premises.	47
13.12	City as Authority’s Successor.	47
13.13	Relationship of Parties.	48
13.14	Exclusive Rights.	48
13.15	Miscellaneous Provisions.	48
13.16	COMMUNICATIONS CONCERNING DISPUTED DEBTS.	49
13.17	Force Majeure.	49
13.18	Subordination.	50
13.19	Public Entity Crimes Law.	50
13.20	Visual Arts.	50
13.21	Engine Runups.	51
13.22	FAA Contract Provisions.	51
EXHIBIT “A” Premises		55
EXHIBIT “B” Improvements		56
EXHIBIT “C” Off-Site Improvements		57
EXHIBIT “D” Gross Receipts Reporting Form		58
EXHIBIT “E” Bond Forms		59
EXHIBIT “F” Memorandum of Lease		71
EXHIBIT “G” FAA Required Contract Provisions		75

ORLANDO INTERNATIONAL AIRPORT

FIXED BASE OPERATOR LEASE AGREEMENT

(FIXED BASED OPERATOR FACILITY)

THIS FIXED BASED OPERATOR LEASE AGREEMENT (“Lease”) is made to be effective as of the Effective Date (as defined below) , between the GREATER ORLANDO AVIATION AUTHORITY, an independent special district and agency of the City existing under the laws of the State of Florida, a public entity that operates the Orlando Executive Airport (“Airport”), whose mailing address is One Jeff Fuqua Boulevard, Orlando, Florida 32827-4399 (“Authority”), and SHOLA, LLC., a Delaware corporation whose address is 136 Tower Road, Suite 205, West Harrison, New York 10604 (“Lessee”).

W I T N E S S E T H:

In consideration of the mutual covenants and agreements herein set forth, Authority and Lessee agree, and covenant as follows:

ARTICLE I
DEFINITIONS

1.1        Definitions.  The following words, terms and phrases wherever used in this Lease shall, for purposes of this Lease, have the following meanings:

(a)        “Additional Rent” shall have the meaning set forth in Section 4.8 of this Lease.

(b)        “Affiliate” shall have the meaning set forth in Section 13.6(a) of this Lease.

(c)       “Air Operations Area” shall mean that portion of the Airport consisting of the cargo areas, airside buildings, aircraft aprons, ramps, taxiways, and runways.

(d)        “Airport” shall have the meaning set forth above in the preamble to this Lease.

(e)        “Amended and Restated Operation and Use Agreement” shall have the meaning set forth in Section 2.2 of this Lease.

(f)         “Applicable Laws” shall have the meaning set forth in Section 2.8 of this Lease.

(g)      “Authority” shall mean the Greater Orlando Aviation Authority, a public entity created pursuant to Chapter 57-1658, Special Laws of Florida 1957, as replaced by Chapter 98-492, Laws of Florida, as amended.

(h)        “CERCLA” shall have the meaning set forth in Section 8.1 of this Lease.

(i)         “City” shall have the meaning set forth in Section 2.2 of this Lease.

(j)        “Construction Period” shall mean the earlier to occur of (i) issuance of a Certificate of Occupancy by the City for the Phase I Improvements and the Off-Site Improvements or (ii) twenty-four (24) months from the Effective Date of this Lease.

(k)       “Due Diligence Access Agreement” shall mean the agreement executed on even date with this Lease that provides for a due diligence period for Lessee to inspect the Premises.

(l)         “Effective Date” shall mean the date that Lessee issues its Notice to Proceed as set forth in the Due Diligence Access Agreement.

(m)       “Environmental Laws” shall have the meaning set forth in Section 8.1 of this Lease.

(n)        “Environmental Condition” shall have the meaning set forth in Section 8.1 of this Lease.

(o)        “Event of Default” shall have the meaning set forth in Section 12.1 of this Lease.

(p)        “Expiration Date” shall have the meaning set forth in Section 3.1 of this Lease.

(q)        “Force Majeure” shall have the meaning set forth in Section 13.17 of this Lease.

(r)       “Gross Receipts” for purposes of calculating the Percentage Privilege Fee payable to Authority described in Section 4.5 below, shall mean all gross income derived (i) by Lessee from providing FBO Services as required by Section 2.4 and permitted by Section 2.5 on or about the Airport, exclusive of aviation fuel sales, (ii) by Lessee or any agent of Lessee or controlled by Lessee or an officer or stockholder of Lessee from or in connection with the activities described in Section 2.4 or 2.5 below, (iii) by Lessee from or in connection with car rental services, conducted on or about the Premises, or otherwise originating from the Premises. Gross revenues shall not include the following, provided that separate records are maintained for such deductions:

i. the amount of any separately-stated federal, state or local sales or use taxes, imposed upon the Lessee, its agents, operators or their customers and collected by Lessee, its agents or operators.

ii. the amount of any separately-stated excise or similar taxes on aviation gasoline, jet fuel or lubricating oil sold or delivered by Lessee or its agents and paid by Lessee,

iii. the amount of any landing or other fees collected for or on behalf of the Authority by Lessee or its agents or operators pursuant to Section 6.04(d) and paid by Lessee to the Authority.

iv. revenue from aircraft sales or leases or aircraft engine sales, except for brokerage fees, finders fees or other fees paid or gross income derived from aircraft sales or leases or aircraft parts sales.

v. revenue from secondary services, provided that Lessee shall pay the greater of 5-1/2% of the net profit exceeding $5,000 annually from each secondary service or 5-1/2% of the Fair Market Value of rent for the land and existing improvements where that Secondary Service is provided. Fair Market Value shall be established through the appraisals obtained by Authority.

No deduction shall be made from Gross Receipts by reason of repossessions or returns, or by reason of any credit loss sustained by Lessee, its agents or operators, or other discount that may be applicable, or by reason of any other credit arrangements. Gross Receipts shall include any charge which Lessee or its agents or operators customarily make for the rights described in Section 2.4, or for the sale of goods or services or for the lease of space, described in Section 2.4 or 2.5, or Lessee or its agents or operators customarily make for the sale of goods or services described in Sections 4.7(b) and (c) below, whether or not such charge is actually assessed, charged or collected by Lessee, its agents or operators. Notwithstanding the foregoing, Gross Receipts shall not include any rent concessions provided as incentives to subtenants or sums for which subtenants have defaulted and are uncollectable by the Tenant. All computations in the determination of Gross Receipts shall be made in accordance with the provisions of this Agreement.

(s)        “Hazardous Substances” shall have the meaning set forth in Section 8.1 of this Lease.

(t)       “Improvements” means all infrastructure, buildings, structures, fixtures, fences, utility installations, parking facilities, landscaping and irrigation systems on the Premises including, but not limited to, the, Phase I Improvements, the Phase II Improvements, and the Phase III Improvements (all defined herein) and generally depicted on Exhibit “C”.

(u)        “Insurance Requirements” shall have the meaning set forth in Article 7 of this Lease.

(v)        “Lease” shall have the meaning set forth above in the preamble to this Lease.

(w)       “Lessee” shall have the meaning set forth in the preamble to this Lease.

(x)        “Lessee Improvements” shall have the meaning set forth in Section 5.2 of this Lease.

(y)        “Minimum Annual Rent” shall have the meaning set forth in Section 4.2 of this Lease.

(z)      “Minimum Standards” shall mean the then current Orlando Executive Airport Aeronautical Service Operator Minimum Standards which are published by the Authority and amended from time to time.

(aa)       “Net Profit” shall have the meaning set forth in Section 13.6(a) of this Lease.

(bb)     “Off-Site Improvements” shall mean all necessary off-site improvements necessary to support the Improvements, including, but not limited to, taxiway upgrades for group III aircraft and associated connections, service road and access gate relocations, roadway improvements, utility extensions, NAVAID relocations, and all necessary fill material and drainage improvements required by same and generally depicted on Exhibit “D”.

(cc)       “Partial Taking” shall have the meaning set forth in Section 11.3 of this Lease.

(dd)      “Permitted Uses” shall have the meaning set forth in Section 2.4 of this Lease.

(ee)       “Phase I Improvements” shall mean a 5,000 square foot FBO Terminal, 71,700 square feet of hangar space, all with a minimum door height of 28 feet and width of 100 feet, 374,800 square feet of aircraft pavement, 55,000 square feet of vehicle pavement, and a fuel farm consisting of a minimum capacity of 10,000 gallons of AVGAS and 20,000 gallons of JET-A.

(ff)        “Phase I Improvements Initial Investment” is estimated to be Thirty Million and 00/100 Dollars ($30,000,000.00).

(gg)     “Phase II Improvements” shall mean an additional 43,100 square feet of hangar space, all with a minimum door height of 28 feet and width of 100 feet together with 33,000 square feet of vehicle pavement.

(hh)      “Phase II Improvements Investment” is estimated to be Five Million and 00/100 Dollars ($5,000,000.00).

(ii)       “Phase III Improvements” shall mean an additional 43,100 square feet of hangar space, all with a minimum door height of 28 feet and width of 100 feet together with 33,000 square feet of vehicle pavement.

(jj)        “Phase III Improvements Investment” is estimated to be Five Million and 00/100 Dollars ($5,000,000.00).

(kk)      “Plans” shall have the meaning set forth in Section 5.2(d) of this Lease.

(ll)        “Premises” shall have the meaning set forth in Section 2.1 of this Lease.

(mm)     “Rent” shall have the meaning set forth in Section 4.2 of this Lease.

(nn)      “Southeast Quad” shall mean that area of property bounded on the north by Runway 7-25, the west by Runway 31-13, the south by S.R. 408 and the east by George DeSalvia Way.

(oo)       “Taking” shall have the meaning set forth in Section 11.1 of this Lease.

(pp)       “Temporary Taking” shall have the meaning set forth in Section 11.5 of this Lease.

(qq)       “Term” shall have the meaning set forth in Section 3.1 of this Lease.

ARTICLE II
PREMISES AND PERMITTED USES

2.1       Demise of Premises. Subject to the terms and conditions set forth in this Lease, Authority hereby demises and leases to Lessee, and Lessee hereby leases from Authority, a parcel of real property containing approximately 871,200 square feet located at the Airport (the “FBO Premises Land”), together with any buildings, structures, fixtures, fences, utility installations, parking facilities, landscaping and irrigation systems currently existing or hereafter located thereon (the “FBO Premises Improvements”), all as depicted on Exhibit “A” attached hereto and incorporated herein by reference (the FBO Premises Land and the FBO Premises Improvements are collectively referred to herein as the “FBO Premises” or “Premises”). Within one hundred twenty (120) calendar days following the Effective Date of this Lease, Lessee shall, at Lessee’s sole cost and expense, obtain and deliver to Aviation Authority, a survey and final legal description of the FBO Premises Land (the “Survey”) for Aviation Authority’s review and approval, which shall not be unreasonably withheld. The Survey shall be prepared by a surveyor licensed by the State of Florida and in accordance with the Florida Administrative Code and shall set forth a legal description and the total square footage of FBO Premises Land for the purpose of determining the exact boundaries of the FBO Premises Land. Upon approval of the Survey by the Aviation Authority, the acreage and square feet for the FBO Premises Land, set forth herein shall be revised to conform to the Survey and shall be incorporated herein as part of the Revised Exhibit “A,” without further need for amendment. The above procedure may be repeated during each phase of development as needed. In no event shall the FBO Premises Land be less than 871,200 square feet. The Minimum Annual Rent calculation shall be adjusted based upon the Survey acreage and square feet.

2.2       Condition of Premises. The City of Orlando (the “City”) is the owner in fee simple of the Premises, and the Authority presently operates the Premises under an Amended and Restated Operation and Use Agreement with the City dated August 31, 2015, as may be amended from time to time (such Operation and Use Agreement, as amended, is hereinafter the “Operation and Use Agreement”). Pursuant to the Operation and Use Agreement, the Authority warrants to Lessee that the Authority has the full power and authority to enter into this Lease and perform its obligations hereunder. Upon Lessee’s issuance of a Notice to Proceed under the Due Diligence Access Agreement, Lessee accepts the FBO Premises in its “AS-IS, WHERE IS” condition and agrees that the FBO Premises are suitable for Lessee’s use as described herein subject to the Authority’s performance of its obligations under this Lease. Lessee acknowledges that Authority has made no representations or warranties relating to the suitability of the Premises for any particular use except as otherwise provided herein, and unless otherwise expressly provided in this Lease, Authority shall have no obligation whatsoever to repair, maintain, renovate or otherwise incur any cost or expense with respect to the Premises. Lessee shall not permit any unlawful nuisance or waste on the Premises, except for (i) reasonable wear and tear, (ii) loss by fire or other casualty, or (iii) loss by condemnation. Lessee agrees to surrender the FBO Premises, or portions thereof, upon the expiration, or earlier termination of this Lease, in a condition substantially similar to the condition of the Premises at the expiration of the Construction Period Term, except for (i) reasonable wear and tear, (ii) loss by fire or other casualty, or (iii) loss by condemnation.

Lessee agrees that, except as otherwise expressly provided herein, all Improvements, infrastructure, trade fixtures, furnishings, equipment and Lessee's other personal property of every kind or description which may at any time be on the FBO Premises shall be at Lessee's sole risk, or at the sole risk of those claiming under Lessee, and Authority shall not be liable for any damage to said property or loss suffered by the business of Lessee caused by water (excluding an Environmental Problem) from any source whatsoever or from the bursting, overflowing or leaking of sewer or steam pipes or from the heating or plumbing fixtures or from electric wires or from noise, gas or odors or caused in any other manner whatsoever, provided such damage is not the result of Authority's gross negligence or willful misconduct. Provided, however, that in such an event Authority shall exercise reasonable diligence to restore any services or utilities so interrupted, curtailed, stopped, or suspended.

2.3         Obligations of Authority.

(a)        Quiet Enjoyment. Authority agrees that, so long as no Event of Default (as hereinafter defined) has occurred and is continuing, Lessee shall peaceably and quietly have, hold, and enjoy the Premises and other rights granted hereunder in accordance with the terms and conditions of this Lease.

(b)        Condition and Maintenance of Streets; Access. Authority will maintain the streets and roads in the Southeast Quad area in reasonably good condition. Lessee shall have vehicular access to the Premises using such vehicles as are legally permitted to operate on public roads in the City. Lessee shall have access to the air operations area of the Airport for its employees, customers and subtenants as is reasonably necessary, over such roadways which Authority shall from time to time designate for such purpose, subject to such reasonable nonarbitrary rules and regulations regarding the use of such roadways, and to such reasonable fees of uniform application, as may be established by Authority from time to time. Portions of public and controlled access roadways may be closed from time to time in order to make repairs or renovations thereto, but the Authority shall be obligated to provide reasonable temporary access to the Premises and air operations area. Such roadways may be closed entirely in the event of emergency; provided, however, that in such event Authority will make a reasonable effort to resolve the emergency expeditiously.

(c)         No Other Obligations of Authority. Lessee acknowledges that Authority has made no representations or warranties relating to the suitability of the Premises for any use, and that, except as otherwise expressly provided in this Lease, and that except as otherwise expressly provided in this Section 2.3, Authority shall have (i) no obligation whatsoever to repair, maintain, renovate or otherwise incur any cost or expense with respect to the Premises or any Improvements, furnishings or equipment now or hereafter / constructed, installed or used on the Premises, and (ii) no liability to Lessee arising out of any defect or deficiency in the Premises or the Improvements.

2.4        Permitted Uses. In addition to all other rights elsewhere granted in this Agreement, Lessee shall conduct business activities and provide the services set forth in Section 6 of the Minimum Standards for a Category A Fixed Base Operator (“FBO Services”), as may be amended from time to time, including the construction, maintenance, and repair of a fuel farm storage facility to include Jet A and 100LL. Of the FBO Services, aircraft maintenance may be carried out by Lessee or any sublessee, licensee, or third-party, who is authorized by Lessee and who meets the Minimum Standards for Aircraft Maintenance Facility or Mobile Aircraft Repair and Maintenance, as set forth in the Minimum Standards, as may be amended from time to time. (the “Permitted Uses”). Provided it is in compliance with Section 8.1(a), Lessee may store all fuels, aircraft equipment, and other materials and substances related to the Permitted Uses on the Premises, and if Lessee so elects, it shall maintain storage tank liability insurance as required by the Florida Department of Environmental Protection and shall be in compliance with Section 8 of this Lease. All uses on the Premises shall comply at all with the then current FAA regulations on use of land and facilities on the Airport. The Authority shall have the right to inspect the Premises upon forty-eight (48) hours written notice to the Tenant.

2.5        Additional Uses. In addition to the required business activities and services set forth in the Minimum Standards for a Category A Fixed Base Operator, as may be amended from time to time, Lessee may provide the following services:

(a) leasing or licensing office, facilities, storage and/or hangar space to aircraft operators or other aeronautical businesses;

(b) fueling and washing automobiles owned or operated for Lessee’s customers;

(c) servicing of ground servicing equipment (“GSE”) and vehicles used on the Premises, with gasoline, diesel fuel, and any other fuel or supplies reasonably required by Lessee;

(e) furnishing catered food to Lessee’s customers and food and beverages served and consumed on the Premises by Lessee’s customers, employees, agents, contractors, and subtenants;

(d) car rental to transient aircraft passengers and crew;

(e) transportation to and from the Airport area, by “limousine service” or otherwise, general aviation passengers and luggage and property, customers, crew, contractors, and other general aviation related people and property;

(f) short-term meeting room rental for transient aircraft operators and tenants or sublessees;

(g) sale of aviation-related accessories (including, without limitation, hats, shirts, jackets, and other clothing), aircraft parts and other similar and related goods;

(h) operation of an avionics and radio repair and maintenance service;

(i) operation of air charter service for the transportation of persons and/or freight;

(j) providing flight instruction and rental of aircraft;

(k) providing other ancillary activities normally provided by a general aviation FBO, not otherwise expressly required by the Minimum Standards; and

(l) engaging in Aeronautical Activity as defined in the Minimum Standards.

2.6       Prohibited Uses. Lessee shall not conduct any other activities not expressly permitted herein without the prior written consent of the Aviation Authority Chief Executive Officer, said consent is to be in the sole and absolute discretion of the Chief Executive Officer.

2.7       Signage. All signage on the Premises shall be approved in writing by the Authority before being installed. Such approval shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the above, rooftop signage shall be strictly prohibited.

2.8       Contest of Applicable Laws. Lessee may exercise any rights provided by law to contest the Applicable Laws and shall not thereby be deemed in default under this Lease, provided: (i) no Event of Default has occurred and is continuing hereunder; (ii) upon request by the Authority, Lessee shall provide security reasonably satisfactory to the Authority assuring compliance with such Applicable Laws and protecting Authority and the Premises against any penalty, fine, charge or other expense which may arise as a result of any delay in compliance therewith; (iii) such contest shall operate to suspend enforcement of compliance with the Applicable Laws; and (iv) such contest is maintained and prosecuted by Lessee, at Lessee’s cost, with due diligence.

2.9        Noise and Vibrations. Lessee shall support the reasonable noise mitigation measures established by the Authority to mitigate noise impacts of Lessee’s operations outside the boundaries of the Airport.

2.10    Conduct of Lessee Parties. Lessee shall control the conduct, demeanor and appearance of Lessee’s invitees, licensees, subtenants, contractors, and any other parties doing business at the Premises and, upon reasonable written objection from the Authority concerning the conduct of any such person, shall immediately take all reasonable steps necessary to remove the cause of the objection.

2.11      Nuisance.  Lessee shall not commit any physical nuisance on the Premises and shall not do or permit any of its subtenants to do anything which would result in the creation, commission or maintenance of such nuisance on the Premises.

2.12     Vehicular Parking. Lessee shall not allow Lessee Parties to park vehicles within the grassed areas of the Premises or in other areas of the Airport that are not leased or licensed to Lessee without the prior written consent of the Authority, which consent may be granted or withheld in the Chief Executive Officer’s sole and absolution discretion.

2.13      Inoperable, Derelict, and Abandoned Aircraft. Lessee shall promptly notify the Authority of any inoperable aircraft being stored on the Premises. For the purposes of this section, an inoperable aircraft is an aircraft that is not airworthy and not in the process of being restored to an airworthy condition. Upon receipt of such notice, the Chief Executive Officer may request in writing that Lessee demonstrate that maintenance of the inoperable aircraft necessary to render the aircraft operable is being actively pursued. If an inoperable aircraft, or a derelict or abandoned aircraft as defined in Florida Statutes, remains on the Premises for a period of forty-five (45) days or more after such written notice is provided, the Chief Executive Officer may, in their sole discretion, declare the aircraft “abandoned” or “derelict,” as defined in Section 705.183, Florida Statutes. In the case of derelict or abandoned aircraft, the Authority may take the necessary steps under Florida law, or appoint the Lessee as Authority’s designee to take the necessary steps under Florida law, in order to have the aircraft removed from the Premises and the Airport by way of disposal, auction, or other reasonable method. In the event Authority designates Lessee, Lessee shall have 30 days to initiate the procedure under Florida law to remove the aircraft from the Premises.

2.14      Derelict Vehicles. Lessee shall not store and shall not allow tenants or users to store inoperable vehicles on the Premises and shall take reasonable steps to have inoperable vehicles removed from the Premises in a timely manner when it is aware of such a vehicle. In the event that a vehicle is identified as a derelict vehicle, pursuant to Section 705.184, Florida Statutes, the Authority and the Lessee shall cooperate to take the necessary steps under Florida law in order to have the vehicle removed from the Premises and the Airport.

2.15      Evacuation and Hurricane Plans. Within thirty (30) days of the Effective Date, Lessee shall provide the Authority with emergency evacuation and hurricane plans consistent with the Authority’s plans for the Airport. These plans shall be detailed procedures of actions to be taken by Lessee and its sublessees, if an evacuation need or hurricane alert warning is present. Hurricane plans are to be annually updated, if requested by the Authority.

ARTICLE III
TERM OF LEASEHOLD

3.1       Term. The Term of this Lease shall be divided into two periods of the time, (i) the period of time defined as after the Effective Date until the expiration of the Construction Period (the “Construction Period Term”) and (ii) thirty (30) full years defined as the period beginning on expiration of the Construction Period Term and shall expire the date that is thirty (30) years thereafter (the “Expiration Date”)(the “Post Construction Period Term”), unless sooner terminated or otherwise extended in accordance with the terms and provisions hereof. To the extent that the Improvements Actual Construction Costs and Off-Site Improvements Actual Constructions Costs, as applicable, both defined below, is less than or exceeds the Phase I Improvements Minimum Investment the Post Construction Period Term shall be adjusted by increasing or decreasing it by one (1) year for each One Million Dollars ($1,000,000.00) more or less than the Phase I Improvements Investment Estimate. Upon the completion of Phase II and Phase III, the Term shall be adjusted by adding one (1) year for each One Million dollars ($1,000,000.00) expended for each Phase as indicated by the Actual Construction Costs, defined below. In no event shall the maximum term exceed fifty (50) years.

ARTICLE IV
ANNUAL RENT, FEES, TAXES, AND AUDIT

4.1        Privilege Fee. For the privilege of performing FBO Services at the Airport pursuant to Section 2 above, beginning on the Rent Commencement Date and during the Term of the Lease, Lessee shall pay to the Aviation Authority each month during the term of this Lease a Privilege Fee in an amount equal to the greater of either (a) one twelfth (1/12) of the Minimum Annual Rent determined pursuant to Section 4.3 below or (b) the sum of the Percentage Privilege Fees determined pursuant to Section 4.5 (The Privilege Fee or Minimum Annual Rent shall be referred to as “Annual Rent”). The Privilege Fee shall be payable, without demand, on or before the twentieth (20th) day of the month following each calendar month of the term hereof and on the calendar month immediately following the end of the term, a sum of money equal to the amount, if any, by which the Percentage Privilege Fees calculated pursuant to Section 4.5 exceeds the Minimum Annual Rent payable for such month.

4.2         Minimum Annual Rent. Minimum Annual Rent (as defined in Section 4.3 for each twelve-(12) month period or portion thereof during the Term of this Lease, beginning on the Rent Commencement Date, in the amount detailed below, which Minimum Annual Rent shall be payable on or before the twentieth (20th) day of each calendar month (or partial calendar month) thereafter, in amounts equal to one-twelfth (1/12) of the Annual Rent then due, in advance, in lawful money of the United States, without deduction or set-off (except as otherwise expressly provided in this Lease), at the office of the Authority’s Chief Financial Officer. The Minimum Annual Rent for a partial month during the Term or any Renewal Term of this Lease shall be prorated based on the number of days in such month.

4.3       Calculation of Minimum Annual Rent. Beginning on the Rent Commencement Date the Minimum Annual Rent shall be the total sum of THREE HUNDRED NINETY-TWO THOUSAND FORTY DOLLARS AND 00/100 DOLLARS ($392,040.00) per annum (the “FBO Premises Rent”), payable in equal monthly installments of THIRTY-TWO THOUSAND SIX HUNDRED SEVENTY AND 00/100 DOLLARS ($32,670.00). The Minimum Annual Rent is based on an appraisal that determined the fair market rent of $0.45 per square foot.

4.4       Adjustment of Annual Rent. On the first anniversary of the Rent Commencement Date and continuing each anniversary thereafter, the applicable Minimum Annual Rent, including Ground Rent, shall be increased by three and one-half percent (3.5%) above the then prevailing Minimum Annual Rent.

4.5         Percentage Privilege Fee. Percentage Privilege Fee shall be calculated as an amount equal to five and one-half (5.5%) percent ("Privilege Fee Rate") of Lessee's Gross Receipts for each month during the term of this Lease.

(a) Adjustment of the Percentage Privilege Fee. The Authority shall have the right to adjust the Privilege Fee Rate once every five (5) years during the term of the Lease. The first adjustment in the Privilege Fee Rate shall be effective no earlier than five years from the Notice to Proceed, and subsequent adjustments in the Privilege Fee Rate shall be effective no earlier than the fifth, tenth, fifteenth, and twentieth anniversary of such date. At least ninety (90) days prior to the date that any adjustment in the Privilege Fee Rate is proposed to become effective, the Authority shall notify Lessee in writing of its intent to adjust the then prevailing Privilege Fee Rate, indicating the new Privilege Fee Rate schedule, and the date such schedule will go into effect. Lessee shall submit its comments in writing to the Authority within thirty (30) days following the date of such notice. The proposed new Privilege Fee Rate schedule shall be (a) applicable equally to all Fixed Base Operators who have a lease with the Authority ; (b) be approved by the Authority Board; (c) less than or equal to the statewide average of privilege or gross receipts fee. Within 90 days of notification of a proposed new Privilege Fee Rate, Tenant shall have the right to appeal the Privilege Fee Rate by presenting a market appraisal of the FBO Premises Land reflecting that the fair market rent of the FBO Premises Land (not including the Improvements thereupon) (“Tenant’s Appraisal”) is less than the Percentage Privilege Fee that would be assessed under the proposed new Privilege Fee Rate. In such case, the Authority shall have the option of amending this Lease to reflect that the Annual Rent assessed will be the amount stated in the Tenant’s Appraisal or conducting a second appraisal at the Authority’s sole cost and expense (“Authority’s Appraisal”). If the Authority’s Appraisal is greater than the Tenant’s Appraisal the lease shall be amended to reflect the Annual Rent as being the average of the rent as determined by the Tenant’s Appraisal and the Authority’s Appraisal.

(b) Monthly Report. Lessee shall provide Authority monthly with a revenue report on the date that the Privilege Fee is due, signed by an officer of Lessee, which certifies the total amount of Gross Receipts derived during the period covered by the report, in a form attached as Exhibit B.

4.6       Annual Report. No later than one hundred eighty (180) days from the end of Lessee’s fiscal year, Lessee shall provide the Authority with an annual audit report or attestation report covering Lessee’s preceding fiscal year (“Annual Report”). The first Annual Report shall cover the first day of operation through the end of the first year of this Lease. The last Annual Report shall cover through Lessee’s last day of operation pursuant to this Lease. The Annual Report shall include the following schedules:

a) A schedule detailing the total number of gallons of fuel sold by fuel type and month; the total number of gallons of fuel disbursed by type and month; total number of gallons of oil sold by month, total number of gallons of oil disbursed by month; the total number of gallons of exempt fuel and/or oil disbursed by type and month; the total amount of Fuel Flowage Fees payable to the Authority by month; the actual amount Fuel Flowage Fee said to the Authority by month; and a calculation of the amount owed, if any, to either party.

b) A schedule detailing gross revenues from rental car agency services by company and month and any amounts due hereunder for the provision of such services, if any.

(c) A schedule detailing gross revenues from FBO Services, exclusive of sale of aviation fuel.

The Annual Report shall include an audit opinion or attestation report, as applicable, from an independent Certified Public Accountant, in accordance with Generally Accepted Audited Standards (“GAAS”) prescribed by the American Institute of Certified Public Accountants or any successor agency thereto regarding the information contained in the schedules and calculations listed above. In the event the Annual Report contains a qualified opinion, an adverse opinion, or a disclaimer of opinion, as defined by the American Institute of Certified Public Accountants or any successor agency thereto, regarding the information contained in the required schedules and calculations, it shall not be acceptable to the Aviation Authority unless and until said qualification, or disclaimer is removed. If the Annual Report indicates that the amount due and owing is greater than the amount paid by Lessee to the Authority during such period, Lessee shall pay the difference to the Authority as indicated in the Annual Report. If the amount paid by Lessee to the Authority exceeds the amount due and owing for such period, the Authority shall credit the overpayment to Lessee in the following order: (a) against any past due amounts owed to the Authority by Lessee, including interest and late fees; (b) against currently outstanding, but not yet due, rental payments owed to the Authority by Lessee; and (c) against any other sums payable by Lessee to the Authority. The obligations arising under this Section shall survive the expiration or earlier termination of this Lease until satisfied.

4.7       Fuel Flowage Fee. Fuel Flowage Fee shall be an amount equal to twelve cents ($0.12) per gallon of aviation gasoline, mogas, or jet fuel delivered from fuel farms owned, leased, or operated by Lessee or to the Premises, including “into plane” and “contract fuel,” during the immediately preceding calendar month. Lessee agrees to pay the Aviation Authority, the Fuel Flowage fee on or before the twentieth (20th) day of each month for the prior month as Additional Rent. The Parties agree and acknowledge that the intent of the Fuel Flowage Fee is to establish a fee based on profits made by Lessee from the provision of energy to power aircraft. In the event that technological development affecting the manner in which aircraft are powered substantially disrupts the collection of Fuel Flowage Fees as currently stated herein, the parties agree to negotiate in good faith an amendment to the provisions of this Lease regarding the Fuel Flowage Fee, in order to retain the benefit of the bargain regarding the equitable apportionment of monies received by Lessee from the sale of goods and services related to the provision of energy to power aircraft. Such negotiations will be based on standard industry practices regarding the provision of energy to power aircraft in existence at the time of negotiation. Lessee shall provide Authority monthly with a revenue report on the date that the Fuel Flowage Fee is due, signed by an officer of Lessee, which certifies the total amount of Fuel Flowed and the Fuel Flowage Fee derived during the period covered by the report, in a form attached as Exhibit B.

i. Adjustment of the Fuel Flowage Fee. At the election of the Chief Executive Officer of the Authority the fuel flowage fee may be increased (but not decreased) effective on the third anniversary of the Rent Commencement Date and every three years thereafter during the term of this Lease based on the Annual Consumer Price Index - All Urban Consumers (South Urban) for the United States, published by the United States Department of Labor, Bureau of Labor Statistics, which was in effect on the date of the Rent Commencement Date (hereinafter referred to as "Initial Index"). The annual index published most immediately preceding the adjustment date in question (hereinafter referred to as "Adjustment Index") shall be used in determining the amount of the adjustment. If the applicable Adjustment Index has increased over the Initial Index, the initial fuel flowage fee of twelve cents ($0.12) per gallon shall be multiplied by a fraction, the numerator of which is the Adjustment Index and the denominator of which is the Initial Index to determine the adjusted fuel flowage fee.

4.8         Additional Rent. Any amounts specified herein as part of the rent due from Lessee under this Lease shall be in addition to the amount of Annual Rent due from Lessee (the “Additional Rent”) (Annual Rent and Additional Rent, collectively, “Rent”). For any amount of Additional Rent due under this Lease, Authority shall furnish Lessee with an invoice setting forth the nature and amount of such Additional Rent, and except as otherwise stated in this Lease, payment of such Additional Rent shall be made in full within thirty (30) days following the receipt of such invoice.

4.9        Delinquent Rent. Any installment of Annual Rent, and any fees or other charges accruing under this Lease that are not received within fifteen (15) business days after such payment is due, shall bear interest from the date when the same was due until paid by Lessee at the interest rate of eighteen percent (18%) per annum (or, if less, the maximum interest rate allowed by law).

If Authority has paid any sum or sums or has incurred any obligation or expense for which Lessee is obligated to pay or reimburse Authority, or if Authority is required or elects to pay any sum or sums or incurs any obligation or expense because of the failure or refusal of Lessee to perform or fulfill any of the terms or conditions of this Lease, then the same shall be deemed Additional Rent due hereunder, and Lessee shall, promptly after demand by Authority, reimburse Authority therefor. Authority agrees that it shall not pay any sum or incur any obligation or expense on behalf of Lessee unless Authority has notified Lessee and Lessee fails or refuses to comply with its obligations under this Lease within ten (10) business days of receipt of such notice; provided, however, that in the event of an emergency, Authority shall not be obligated to notify Lessee prior to incurring obligations as contemplated herein. Notwithstanding the foregoing, any sums due from Lessee to the Authority under the provisions of this subsection shall bear interest at the rate of interest provided for above from the date any such sum was paid, or such expense was incurred by the Authority.

4.10      Unconditional Payment Obligation. Except as otherwise expressly provided in this Lease, Lessee’s obligation to make the payments provided for in Section 4 shall be absolute and unconditional and will not be affected by the occurrence of any event or circumstance whatsoever. In the event the rights and privileges hereunder are suspended by reason of war or other national emergency, Rent under this Lease shall not abate, but the term of this Lease shall be extended by the period of such suspension, and Lessee will have the right to make any claim against any third party permitted by law and to receive any award paid with respect to such claim.

4.11       Collection Agent. As and when requested by the Authority, Lessee agrees to serve as the Authority's collection agent with respect to landing fees, customs fees, or any other fees applicable to any aircraft (or particular class of aircraft) arriving at and utilizing the Airport. Lessee hereby accepts such appointment and agrees to remit said fees to the Authority at such times and in accordance with such procedures as the Authority may from time to time establish with respect thereto.

4.12       Audit, Accounting, Books and Records

(a)         Accounting and Audit. Within one hundred eighty (180) days after the close of Lessee's fiscal year (January 1 to December 31) during the term hereof, Lessee, at its own cost and expense, shall provide to Authority a written annual Statement of Concessionaire Fees Due to the Authority, accompanied by an independent auditor’s attestation report prepared by an independent Certified Public Accountant, setting forth the actual number of gallons of aviation fuel delivered from fuel farms owned, leased or subleased by Lessee or to the Premises, including "into plane" and "contract fuel", during the preceding fiscal year, the actual amount of Lessee's Gross Receipts by category during such fiscal year and the amount of percentage fees and charges which are due to Authority as a result thereof, the amount of such fees and charges actually paid by Lessee to Authority for such fiscal year, and the amount, if any, by which the sums actually due and owing for such period have been overpaid or underpaid by Lessee (such statement being hereinafter referred to as the "Annual Accounting"). Lessee shall require each sublessee or sublicensee owned or controlled by Lessee or an officer or stockholder of Lessee providing FBO services to provide to Lessee an Annual Accounting, in substantially the same form as required by Authority from Lessee, setting forth the actual amount of such sublessee's or sub-licensee's Gross Receipts at the Premises during such fiscal year, the amount of fees and charges which were due to Lessee as a result thereof and the amount of fees and charges actually paid by such sublessee or sublicensee to Lessee for such fiscal year. The Annual Accounting submitted to Lessee by each such third-party sublessee or sublicensee shall be submitted to Authority with Lessee's Annual Accounting. If Lessee's Annual Accounting indicates that the fees or charges for such fiscal year have been overpaid, then the amount of such overpayment shall be credited to the Rent, fees, or charges next due and owing to Authority from Lessee upon issuance of a credit memorandum by Authority, unless the term hereof has expired in which event such amount shall be promptly refunded by the Authority to Lessee. If the Annual Accounting indicates that the fees or charges for such fiscal year have been underpaid, then Lessee shall forthwith pay to Authority the amount remaining due for such fiscal year, together with interest thereon from the date such amount should have been paid, at the maximum interest rate then allowed by applicable law; provided however, that if no maximum interest rate is then provided by applicable law, the interest rate shall be eighteen percent (18%) per annum. Lessee shall, at all times during the term hereof, maintain, or shall cause its authorized agents, contractors, or subcontractors, to maintain, complete and accurate books, records, and accounts, which in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Lessee (the “Books and Records”). The Books and Records shall reflect all of the Lessee’s operations and business done on the Airport in a form consistent with generally accepted accounting principles in the United States (“U.S. GAAP”), as applicable, consistently applied. Such Books and Records shall contain an itemized record of the actual number of gallons of aviation fuel delivered from fuel farms owned, leased, or subleased by Lessee or to the Premises, including "into plane" and "contract fuel", and of all Gross Receipts by such categories as shall be reasonably acceptable to the Authority, and shall separately identify all other receipts derived by Lessee from its operations on the Airport. Lessee shall install and use or cause to be installed and used on the Premises such appropriate accounting equipment or devices as are reasonably necessary in order to categorize and record properly, accurately and completely all sales of goods and services and other business transactions by Lessee on the Airport with respect to which Authority is entitled to participate financially. Lessee, when processing, transmitting, or storing transactional data, shall be responsible for ensuring the processing platform is Payment Card Industry (PCI) and Data Security Standard (DSS) compliant, and shall provide evidence of such to the Authority with each Annual Accounting. All such Books and Records shall be available for inspection by Authority, its employees, and its duly authorized representatives during reasonable business hours at the offices of the Authority or at the Premises within seven (7) days of a request to review same for the purpose of determining the accuracy thereof and of the reports required to be made by Lessee under the provisions hereof; provided, however, that no such inspections will be conducted in such manner or at such time as to unduly interfere with the conduct of Lessee's business. Lessee shall maintain such Books and Records for a period of no less than four (4) years after the fiscal year to which such Books and Records pertain, including the retention of relevant collateral records and forms including, but not limited to, sales checks or slips, cash register and adding machine tapes and analogous supporting data. Authority shall further have the right, upon reasonable notice to Lessee, to cause an audit to be made of the Books and Records of Lessee which relate to its operations on the Airport to determine the correctness of the fees and charges paid by Lessee to Authority for any or all of the four (4) years immediately preceding such audit. If, as a result of such audit, it is established that additional sums are due from Lessee to Authority, Lessee shall forthwith, upon written demand from Authority, pay such additional fees and charges with interest thereon from the date such sums should have been paid, at the maximum interest rate then allowed by applicable law; provided however, that if no maximum interest rate is then provided by applicable law, the interest rate shall be eighteen percent (18%) per annum. Further, if such audit establishes that Lessee has understated and underpaid the fees and charges due hereunder for any Fiscal Year by two percent (2%) or more, the entire expense of such audit shall be borne by Lessee. The Authority's rights under this paragraph shall survive the expiration or earlier termination of this Agreement.

(b)        Books and Records. Lessee shall, at all times during the Term hereof, make available complete and accurate Books and Records of its operations on the Premises, in a form consistent with U.S. GAAP, as applicable, and shall cause to be installed for use at all times in the Premises appropriate devices and forms as are reasonably necessary to record properly, accurately and completely all sales of goods and services and other business transactions by Lessee on the Premises. Lessee’s Books and Records shall be maintained in sufficient detail to allow the Authority or its representatives to audit, in accordance with GAAS, Lessee’s Gross Receipts as defined in Article 1, above. Lessee shall account for all receipts of any nature related to transactions in connection with this Lease in a manner which segregates in detail those transactions from other transactions of the Lessee and which supports the amounts reported to the Authority in Lessee’s Monthly Gross Receipts Report schedules prepared in accordance with Article 4.5(b). At a minimum, Lessee’s accounting for such receipts shall include the following:

1.

Serially numbered sales slips, using a numbering system for transactions under this Lease which is separate from any numbering system used by Lessee for other transactions; or comparable numbering system that allows traceability to other supporting documents evidencing individual sales transactions, as applicable;

2.

Lessee’s bank account statements (separate bank accounts shall be maintained for all receipts from operations on the Premises and no receipts from any other source shall be deposited in such accounts; in lieu of a separate bank account, Lessee shall establish internal controls sufficient to identify and trace receipts from operations on the Premises to a centralized bank account;

3.

A compiled report of transactions from the Premises showing all Gross Receipts, all exclusions from Gross Receipts by category (as set forth in Article 1), and all fuel dispensing transactions, which report shall be subtotaled by day and totaled by month. The monthly total shall correspond with the amounts reported to the Authority on Lessee’s Monthly Gross Receipts Report under Article 6.05(b). If requested, Lessee shall provide the Authority a computer text file that details month Gross Receipts information by transaction;

4.

The monthly reports required under this Article 6.07, which reports shall be subtotaled by day and totaled by month. The monthly total shall correspond with the amounts reported to the Authority in the Monthly Gross Receipts Reports and the annual total shall correspond with the amount reported by the Lessee to the Authority on the Annual Certification of Fees required in this Article 6.07; and

5.

Such other records, if any, which would normally be examined by an independent certified public accountant in performing an examination of Lessee’s Gross Receipts in accordance with GAAS and the provisions of this Lease.

Such records may be in the form of (a) electronic media compatible with the computers available to the Authority, or (b) a computer-run hard copy. The Chief Executive Officer may require other records necessary at his determination to enable the accurate audit of Lessee’s Gross Receipts hereunder. Upon five (5) business days written notice from the Chief Executive Officer, all such Books and Records, including, the general ledger and bank statements and all federal, state and local sales tax returns relating thereto, shall be made available at the offices of the Authority for inspection by the Authority through its duly authorized representatives at any time for up to four (4) years after the end of the fiscal year to which such books and records related (and Lessee shall not be obligated to retain such books and records subsequent to the termination of such four (4) year period). The Authority shall further have the right, upon reasonable written notice to Lessee from the Chief Executive Officer and at the sole cost of the Authority except as specified below, to examine or designate a representative to audit or examine the books and records and computerized accounting systems of Lessee which relate to its operations on the Premises to determine the correctness of the Gross Receipts and Privilege Fees reported or paid by Lessee to the Authority for any or all of the four (4) fiscal years immediately preceding such audit or examination. Such shall include, but is not limited to, a review of the general input, processing and output controls, information systems, using read only access, for all computer applications used to record financial transactions and information. If, as a result of such audit or examination, it is established that the Gross Receipts and/or Privilege Fees for any fiscal year have been under-reported to the Authority, Lessee shall forthwith, upon written demand from the Chief Executive Officer, pay any resulting amount due to the Authority, together with interest thereon at the rate set forth Article 6.06, above, from the date such amount or amounts should have been paid, at the maximum interest rate then allowed by applicable law; provided however. Further, if such audit or examination establishes that Lessee has under-reported Gross Receipts and/or Privilege Fees for any fiscal year by two percent (2%) or more, then the entire expense of such audit or examination shall be borne by Lessee. The Authority's rights under this paragraph shall survive the expiration or earlier termination of this Agreement.

(c)         Intentionally omitted

(d)       Bank Accounts. Lessee shall maintain separate bank accounts for all receipts from operations on the Premises and no receipts from any other source shall be deposited in such accounts. In lieu of a separate bank account, Lessee shall establish internal controls sufficient to identify and trace receipts from operations on the Premises to a centralized bank account;

(e)        PCI Compliance. Lessee, and any sublessees and sublicensees, shall not connect to or utilize any computer network or systems of the Authority, including, without limitation, for transmission of credit card networks and systems and shall ensure its system used to collect, process, store, or transmit credit card or customer credit card and/or personal information is compliant with all applicable Payment Card Industry (“PCI”) Data Security Standard (“DSS”).

1. Lessee shall notify the Authority of any security malfunction or breach, intrusion or unauthorized access to cardholder or other customer data that in each case concerns data transmitted from the Premises within five (5) business days of Lessee’s awareness of such security malfunction or breach, intrusion or unauthorized access, and shall comply with all then applicable PCI requirements.

2. Lessee, in addition to notifying the Authority of any security malfunction or breach, intrusion or unauthorized access to cardholder or other customer data that in each case concerns data transmitted from the Premises and satisfying the PCI requirements, will immediately take the remedial actions available under the circumstances and provide the Authority with an explanation of the cause of the breach or intrusion and the proposed remediation plan. Lessee will notify the Authority promptly if it learns that it is no longer PCI DSS compliant relating to cardholder or other customer data that is transmitted from the Premises and will provide the Authority within ten (10) days of discovering it is no longer PCI DSS compliant with a report on steps being taken to remediate the non-compliance status and provide evidence of compliance once PCI DSS compliance is achieved.

3. Lessee, its successors and assigns, will continue to comply with all provisions of this Lease relating to accidents, incidents, damages and remedial requirements after the termination of this Lease, subject to applicable statute of limitations.

4. Lessee shall ensure compliance with PCI DSS for each credit card transaction and acknowledges responsibility for the security of cardholder data.

5. Lessee must maintain PCI Certification as a merchant which accepts bankcards at the Premises at the Airport. Lessee is responsible, at Lessee’s own expense, to contract and pay for all quarterly, annual or other required assessments, remediation activities related to processes within Lessee’s control, analysis or certification processes necessary to maintain PCI certification as a merchant that accepts bankcards.

6. PCI DSS – Lessee shall make available, within 24 hours upon request by the Authority, such documentation, policies, procedures, reports, logs, configuration standards and settings and all other documentation necessary for the Authority to validate Lessee’s compliance with PCI DSS as well as make available to the individuals responsible for implementing, maintaining and monitoring those system components and processes. Requested logs must be made available to the Authority in electronic format compatible with computers used by the Authority. Notwithstanding the foregoing, Lessee may satisfy the foregoing requirement by supplying Lessee’s Certificate of Compliance with the PCI DSS as provided in number 7 below.

7. Evidence of PCI DSS Compliance - Lessee agrees to supply their PCI DSS compliance status and evidence of its most recent validation of compliance upon execution of this Lease Agreement. Lessee must supply to the Authority evidence of validation of compliance at least annually to be delivered along with the Annual Certification of Fees in accordance with Article 4.12(a) of this Lease.

ARTICLE V
OBLIGATIONS OF LESSEE

5.1      Absolute Net Lease. This Lease shall be without cost to the Authority except for Authority's obligations set forth in Section 2 above, or expressly provided elsewhere herein. Lessee at its own expense shall:

(a)        keep and maintain the Premises and all Improvements, infrastructure, furnishings, and equipment now or hereafter located thereon, in a good state of repair and working order (reasonable wear and tear excepted) and in clean, safe condition and all maintenance, repairs and replacements shall be of a quality at least equal to the original in materials and workmanship.

(b)         pay all taxes in accordance with the provisions of Article 6;

(c)         pay all casualty, liability and other insurance premiums required in accordance with provisions of Article 7; and

(d)         satisfy all of its other obligations under this Lease.

5.2        Right and Obligation to Construct, Operate and Maintain. Lessee agrees that it will operate and maintain all Improvements on the Premises in a first class, safe and clean condition, in accordance with all terms and conditions of this Lease and the Development Standards. In addition:

(a)      Construct Improvements. The Parties acknowledge that Lessee shall construct an FBO campus, comprised of the Improvements, all as defined herein, and all as generally depicted on Exhibit “C,” which is attached hereto and incorporated herein, on the FBO Premises Land, in accordance with the terms and conditions of the Lease, and in three phases as set forth herein. Lessee’s estimated minimum investment for the construction of the Phase I Improvements is estimated to be no less than Thirty Million Dollars and no/100 ($30,000,000.00) and for each of Phase II Improvements and Phase III Improvements shall be no less than Five Million Dollars and no/100 ($5,000,000.00) for each phase. Prior to each phase of construction, Lessee shall provide its budget for the portion of the Improvements to be constructed for review by the Authority to confirm the estimated minimum investment is being satisfied. For the purposes of valuation, improvements may consist of soft costs of up to fifteen percent (15%) of the estimated minimum investment. Soft costs include only the following expenses: architectural and design expenses; permitting; engineering; development fees, project management, legal fee (to the extent said fees are limited to legal services directly related to the architectural, design permitting, engineering, development, project management of the particular phase of construction), bond financing costs and professional fees. All improvements constructed or placed on the Premises, including, but not limited to, drainage and landscaping, shall be of attractive construction and first-class design; comply with any and all applicable governmental laws, regulations, rules, and orders; follow standard construction methods; and be constructed in accordance with applicable requirements of this Article. Within one hundred twenty (120) days of completion of construction of each of the phased improvements, Lessee shall provide its final costs, including a schedule detailing the costs of constructing the Improvements by category and amount (the “Improvements Actual Construction Costs”). The report shall be in a form acceptable to the Lessor, and shall contain an opinion or attestation report, as applicable, from an independent Certified Public Accountant regarding the information contained the schedules illustrating the total investment which will be the basis of the adjustment to the Term as set forth above. The report shall not contain a qualified opinion, an adverse opinion, or a disclaimer of opinion, as defined by the American Institute of Certified Public Accountants or any successor agency thereto, regarding the information contained in the required schedules.

(b)      Construct Off-Site Improvements. Lessee, at its sole cost and expense, shall complete all necessary off-site improvements necessary to support the Improvements, including, but not limited to, taxiway upgrades for group III aircraft and associated airfield connections, service road and access gate relocations, roadway improvements, utility extensions, NAVAID relocations, and all necessary fill material and drainage improvements required by same during the Phase I Construction Period (“Off-Site Improvements”) as more particularly set forth on Exhibit “D”. The Aviation Authority shall provide a Temporary Construction License to Tenant during the Phase I Construction Period covering areas outside of the Premises necessary to construct the Off-Site Improvements. Should Tenant fail to complete the Off-Site Improvements as required under the Lease, the Aviation Authority may elect to complete the airfield improvements at Tenant’s sole cost and expense. For the purposes of valuation, improvements may consist of soft costs of up to fifteen percent (15%) of the estimated minimum investment. Soft costs include only the following expenses: architectural and design expenses; permitting; engineering; project management and professional fees. All improvements constructed or placed on the Premises, including, but not limited to, drainage and landscaping, shall be of attractive construction and first-class design; comply with any and all applicable governmental laws, regulations, rules, and orders; follow standard construction methods; and be constructed in accordance with applicable requirements of this Article. Within one hundred twenty (120) days of completion of construction of the portion of the Improvements, Lessee shall provide its final costs, including a schedule detailing the costs of constructing the Improvements by category and amount (the “Off-Site Improvements Actual Construction Costs”). The report shall be in a form acceptable to the Lessor and shall contain an opinion or attestation report, as applicable, from an independent Certified Public Accountant regarding the information contained the schedules illustrating the total investment which will be the basis of the adjustment to the Term as set forth above. In the event that the report contains a qualified opinion, an adverse opinion, or a disclaimer of opinion, as defined by the American Institute of Certified Public Accountants or any successor agency thereto, regarding the information contained in the required schedules it shall be deemed unacceptable to the Authority until such time as said qualification, adverse opinion, or disclaimer is removed or satisfied.

(c)       Construction Period Schedule.

i. Phase I Improvements. The Phase I Improvements shall be completed within twenty-four (24) months of the issuance of the Effective Date of the lease.

ii. Phase II Improvements. Construction of the Phase II Improvements shall be initiated within sixty (60) months of the Effective Date and shall be completed within twenty-four (24) months of initiation of construction.

iii. Phase III Improvements. Construction of the Phase III Improvements shall be initiated within eighty-four (84) months of the Effective Date and shall be completed within twenty-four (24) months of initiation of construction.

iv. Construction Period Extension. Upon a showing of cause from the Lessee, including, but not limited to issues such as permitting delays, material acquisition delays and other delays beyond the Lessee’s reasonable control, the Chief Executive Officer of the Aviation Authority may grant a reasonable extension, not to exceed eight (8) months per phase, to the above-described construction schedule (the “Force Majeure Extension”).

(d)       Prior to commencement of construction of any Improvements, and prior to commencing to renovate, enlarge, demolish, or modify any Improvements now or hereafter existing on the Premises, Lessee shall submit the plans and specifications therefor (prepared in accordance with all applicable governmental regulations, including the City of Orlando, St. Johns River Water Management District, Army Corp of Engineers, and the Aviation Authority Horizontal Permitting Rules and Regulations and under the seal of a duly licensed architect or engineer) to Authority for its approval (the "Plans"), which approval shall not be unreasonably withheld, conditioned, or delayed. No construction of any type shall commence prior to Lessee's receipt of: (i) Authority's written approval of the Plans, (ii) a notice to proceed from the Authority, and (iii) all required permits, including without limitation those from the Authority, City, Orange County, and the applicable Water Management District. Within one hundred eighty (180) days after completion of construction of the Improvements, Lessee shall, at its expense, provide Authority with record drawings and surveys showing the "as built" condition of any Improvements constructed by Lessee on the Premises or off-site in support of the Premises.

(e) Surety Bonds.

i. Prior to the commencement of any improvements greater than $200,000 at the Premises, Lessee shall obtain, or cause to be obtained by its Contractor(s) and deliver to the Authority and record in the public records of Orange County, payment, and performance bonds in sums equal to the full amount of the construction contract awarded by Lessee for the improvements, as described more fully herein.

ii. Such payment and performance bonds required hereunder shall name the Contractor of Lessee as principal, shall name the Authority as an additional obligee thereunder through a multiple obligee rider and shall be drawn from such company licensed to do business in the State of Florida, subject to the Authority’s reasonable approval.

iii. All payment bonds required hereunder from any Contractor of Lessee shall be in the sum equal to the full amount of the construction contract awarded by Lessee for the improvements. Such payment bonds shall be conditioned upon the payment of all labor, materials, equipment, and supplies used in the performance of said construction contract.

iv. All performance bonds required hereunder from any Contractor of Lessee shall guarantee the faithful performance of said construction contract and shall protect the obligees from losses, damages, expenses, costs, and attorney’s fees, including appellate proceedings, that the obligees sustain because of a default by the Contractor under the contract.

v. Bonds required hereunder shall be submitted in the forms attached hereto Exhibit “E” which fully comply, both in form and substance, with the requirements of Section 255.05, Fla. Stat., any successor thereto and any other applicable law or regulation and shall be reasonably acceptable to the Lessor. Lessee shall provide the Lessor with a certified copy of the bonds as evidence of thereof, which shall be recorded by the Lessee, if requested by the Lessor.

vi. Any construction or installation work by or for Lessee at the Airport shall not unreasonably interfere with the operation of the Airport, or otherwise unreasonably interfere with the permitted activities of other tenants and users.

(f).       Alternate Form of Security.

In lieu of a payment bond and a performance bond in the amount of any contract between Lessee and a Contractor, and in lieu of a demolition bond, pursuant to Section 255.05, Fla. Stat., Lessee may furnish or caused to be furnished to the Lessor an alternate form of security in the form of cash, a money order, a certified check, a cashier’s check, an irrevocable letter of credit, or security of a type listed in Part II of Chapter 625, Fla. Stat., in the amount of the underlying contract. Any such alternative form of security shall be for the same purpose and be subject to the same conditions as those applicable to the bond for which the alternative form of security is being substituted. The determination of the value of an alternative form of security shall be reasonably made by the Lessor.

(g)       Sureties’ Qualifications.

It is further mutually agreed between Lessee and the Lessor that if at any time, the surety that issued a bond no longer meets the requirements set forth herein, Lessee shall, at its expense, within thirty (30) days after the receipt of notice from the Lessor to do so, furnish or cause to be furnished an additional or replacement bond or bonds from a surety that meets the requirements hereof.

Any bond shall be on a form to be provided by the Lessor and shall be written by a company that meets at least one of the following criteria: (A) has at least one investment grade long-term debt rating from Moody’s Investors Service (“Moody’s”), Standard & Poor’s Financial Services (“S&P”) or Fitch Ratings (“Fitch”); or (B) has a Financial Strength rating of A- or better from A.M. Best Company (“A.M. Best”). Any Letter of Credit provided hereunder shall be on a form provided by the Lessor and shall be issued by an FDIC-insured bank that meets a minimum of one of the following criteria: (A) has at least one investment grade long-term debt rating from Moody’s, S&P or Fitch; or (B) has a Financial Strength rating of A- or better from A.M. Best; or (C) has at least $100 million in total assets, has maintained this asset level for the past three years, and has maintained a Tier 1 (core) risk based capital ratio of at least 6.0% for the past three years. In addition, no bank that is subject to a current enforcement action by any regulatory agency may provide a bond or Letter of Credit. Finally, bonds and Letters of Credit must be provided by institutions physically located within the United States.

(h)       Authority's approval of any Plans submitted by Lessee shall not constitute the assumption of any liability by Authority for the compliance or conformity of the Plans with applicable building codes, zoning regulations and municipal, county, state and federal laws, ordinances, and regulations, or for their accuracy or suitability for Lessee's intended purpose, and Lessee shall be solely responsible for the Plans. Authority's approval of the Plans shall not constitute a waiver of Authority's right thereafter to require Lessee, at its expense, to amend the same so that they comply with building codes, zoning regulations, municipal, county, state and federal laws, ordinances and regulations either applicable at the time the Improvements were constructed or by laws otherwise made applicable to Lessee's Improvements, and to make such construction changes as are necessary so that the completed work is in conformity with the approved Plans. Authority's approval of such Plans shall mean that the Authority has found such Plans to have been prepared in accordance with the Development Standards, and such approval shall waive Authority's right thereafter to require Lessee to amend the same to comply with the Development Standards.

(i)        Lessee shall obtain, at its expense, all necessary licenses and permits to accomplish the Improvements, and shall pay all applicable impact fees relating thereto. Authority, at no expense to the Authority, shall use reasonable efforts to assist Lessee in its efforts to obtain all necessary approvals, licenses, and permits, including, but not limited to, executing any documents, applications, and other instruments as may be required by any applicable governmental authority for Lessee’s Improvements. Lessee hereby warrants and covenants to Authority that all Improvements now or hereafter erected on the Premises shall be at all times free and clear of all liens, claims and encumbrances and hereby agrees to indemnify and hold Authority and the City harmless from and against any and all losses, damages, and costs, including reasonable attorneys' fees, relating to, or arising out of any such lien, claim or encumbrance. If any such lien or notice of lien on account of the alleged debt of Lessee or any notice of contract by a party engaged by Lessee or Lessee's contractor to work on the Premises shall be filed against the Premises, Lessee's leasehold interest therein or any Improvements, the Lessee shall, within thirty (30) days after notice of filing thereof, cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise.

(j)         Nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Authority, express or implied, to any contractor, subcontractor, laborer, materialman, architect, surveyor, or engineer for the performance of any labor or the furnishing of any materials or services for or in connection with the Premises or any part thereof. Notice is hereby given that the Authority shall not be liable for any labor or materials, or services furnished or to be furnished to Lessee upon credit, and that no construction or other lien for labor, materials or services shall attach to or affect the fee or reversionary or other estate or interest of the Authority in the Premises or in this Lease. All Persons dealing with the Premises and with Lessee are hereby put on notice that Lessee does not have the power to deal with the Premises in such a manner as to authorize the creation of construction liens, by implication or otherwise; and all Persons making improvements to the Premises, either by doing work or labor or services or by supplying materials thereto, at the request of Lessee or Persons dealing by, through or under Lessee, are hereby put on notice that they must look solely to the Lessee and not to the Premises or any part thereof or to this Lease for the payment of all services, labor or materials performed upon or delivered to the Premises. Any such lien placed upon the Premises or any Improvements (excluding liens for taxes which are not delinquent and mortgages permitted hereunder) must be discharged by payment or bond within thirty (30) days.

(k)      Once Lessee has commenced construction of any Improvements, such construction shall be accomplished pursuant to standard construction procedures and practices established by Authority for work on the Airport and shall be pursued diligently to completion. All Improvements shall be constructed in strict accordance with the approved plans and specifications, the Development Standards and all applicable building codes, zoning regulations and municipal, county, state and federal laws, ordinances, and regulations unless a waiver or exemption has been obtained from the appropriate authority.

5.3         Title to Improvements.

(a)          Title.

i. Premises. Title to all improvements now or hereafter constructed by Lessee on the Premises shall remain with Lessee during the Term of the Lease. Upon the termination of Lessee’s right of possession under this Lease whether as a result of the expiration of the term of this Lease or any sooner termination thereof in accordance with the terms of this Lease, all right title and an interest to the Improvements shall vest in the Authority. Upon such “vesting” as herein provided, Lessee hereby covenants to execute and deliver to Authority any and all instruments or documents that Authority reasonably requests to effectively transfer, assign and convey such Improvements in fee to Authority, provided, that such instruments or documents shall be in a form reasonably acceptable to Lessee. Notwithstanding the above, should the Inspection, defined below, reveal that the conditions of the Improvements on the Premises warrant demolition, the Aviation Authority reserves the right to require Tenant to remove the Improvements and restore the Premises to its original condition existing prior to the Effective Date of this Lease, with said determination to be in the sole and absolute discretion of the Aviation Authority. Lessee’s obligations under this Article shall survive the expiration or earlier termination of the Lease Term. At completion of construction, Lessee shall deliver a current amortization schedule, to be straight line over the full thirty (30) year term with the cost of Improvements being the actual invoiced amount for same.

ii. Off-Site Improvements. Title to all improvements now or hereafter constructed by Lessee off-site in support of the Premises shall vest with the Aviation Authority upon full completion of said construction and acceptance by the Aviation Authority. Upon such “vesting” as herein provided, Lessee hereby covenants to execute and deliver to Authority any and all instruments or documents that Authority reasonably requests to effectively transfer, assign and convey such Improvements in fee to Authority together with any warranties or guarantees associated with the Off-Site Improvements, provided, that such instruments or documents shall be in a form reasonably acceptable to Lessee.

(b)          Deferred Maintenance Inspection Right. The Aviation Authority shall cause the Improvements located on the Premises to be inspected no later than eighteen (18) months prior to the expiration of the Term for any required deferred and preventative maintenance work (“Inspection”). Tenant shall perform all such deferred and preventative maintenance work identified in the Inspection prior to the termination of the Lease. If Tenant fails to perform any of the deferred and/or preventative maintenance identified in the Inspection prior to the end of the Lease Term, the Aviation Authority may either perform all work not completed by Tenant and charge Tenant for the full cost incurred by Aviation Authority in performing such work to the Improvements.

5.4          Grass and Landscaping. Lessee shall grass and landscape the Premises in accordance with the landscape plan approved by Authority and the terms of the Development Standards, and shall install on the Premises such automatic irrigation systems as shall be necessary to maintain such landscaping and grass areas, and thereafter Lessee shall be obligated to keep all landscaping and grass areas on the Premises in a clean and well-trimmed condition, and to keep and maintain such automatic irrigation systems in a good state of repair.

5.5         Utilities. All utility services within and to the Premises required by Lessee must be obtained at Lessee's sole cost and expense by connection to the utilities installed at the Premises or in the vicinity thereof. The routes for all utility services lines or mains shall be reasonably approved by Authority, and all service lines and mains shall be placed underground by and at the expense of Lessee, and Lessee shall restore any property affected by placing such facilities underground. In addition, all utility curb cuts, excavation and trenching shall be subject to the prior written approval of Authority as part of Authority's review of Lessee's Plans as provided in Section 5.2 above and shall be completed by and at the expense of Lessee. All backfill, tamping, landscaping and street repair required as a result of such curb cuts, excavation and trenching shall be completed by and at the expense of Lessee, to the reasonable satisfaction of Authority.

(a)       Lessee shall pay for all meters and measuring devices installed by Lessee or by any utility on the Premises, to the extent payment is required by those utilities providing service, and shall pay for all utilities (including, without limitation, stormwater utility fees) consumed by Lessee on the Premises.

(b)        Lessee agrees that Authority shall have no liability to Lessee arising out of any interruption of utility service to the Premises, whether or not caused by repairs or alterations being made to any part of the Airport, unless such liability arises from Authority's proven negligence or willful misconduct; provided, however, to the extent that utility service is within the control of Authority, Authority will provide reasonable notice to Lessee of any scheduled interruption and will make a reasonable effort to restore (or cause to be restored) utility service as promptly as reasonably possible. Reasonable notice under this Section 5.5(b) shall be no later than thirty (30) days prior to commencement of ordinary repairs and alternations, and in the event of an emergency as soon as the Authority becomes aware of the emergency. In the event that an interruption of utility service is caused by the Authority’s negligence, and such interruption continues for more than twenty-four (24) hours, Lessee’s then current Annual Rent shall be abated on a day for day basis until the utility service is restored to a level satisfactory to Lessee in its sole discretion. For purposes of this Section 5.5, the acts of a third party shall not constitute acts within the control of Authority unless such acts were authorized by Authority.

5.6         Trash and Garbage. Lessee shall make suitable arrangements for the storage, collection, and removal from the Premises of all trash, garbage and other refuse resulting from Lessee's activities on the Premises. Lessee shall provide appropriate covered, metal receptacles for trash, garbage, and other refuse. Lessee will maintain the receptacles in an attractive, safe, and sanitary manner, and will store receptacles in inconspicuous places on the Premises that are screened from public view.

5.7          Trade Fixtures.

(a)       Lessee may, from time to time, at its expense, install, operate, repair, and replace any trade fixtures and other personal property on the Premises or in the Improvements, all of which shall be and remain the property of Lessee and may be removed at any time during the term hereof and within thirty (30) days after expiration or earlier termination of the term hereof. Lessee shall repair any damage to the Premises, or any Improvements caused by such removal in a manner that restores the Premises and/or the applicable Improvements as near as reasonably practicable to the condition that existed prior to the removal the trade fixture. Failure to remove trade fixtures or other personal property as provided herein shall not constitute a holdover by Lessee, but all such property not removed within the time specified above shall be deemed to have been abandoned by Lessee, in which case, Authority may either use or dispose of the same as it shall see fit without any liability to Lessee therefor, or may remove and store the same at Lessee's expense. The terms "trade fixtures" and "other personal property" shall not include: (i) any item hereafter installed or erected thereon by Authority, or at its expense, or for which Lessee has been reimbursed by Authority, or (ii) any item affixed to the Premises or any Improvement which cannot be removed without structural injury to the Premises or to any Improvement, whether or not installed by and at the expense of Lessee.

(b)       If, upon the expiration or earlier termination of the term hereof, Lessee shall be in default hereunder, the Chief Executive Officer may, at his option, but shall not be obligated to, give notice to Lessee that Lessee may, within thirty (30) days after the date such notice is given, remove its trade fixtures and other personal property, provided that such removal will not result in structural injury to the Premises or any Improvement, and that Lessee shall at its expense repair any damage to the Premises or any Improvement caused by such removal, in a manner that restores the Premises and/or the applicable Improvements as near as reasonably practicable to the condition that existed prior to the removal of the trade fixture. In such event, any trade fixtures or other personal property not so removed within such time period shall be deemed to have been abandoned by Lessee, in which case, Authority may either use or dispose of the same as it shall see fit without any liability to Lessee therefor.

5.8         Fire Protection System. Lessee shall, at its own cost and expense, maintain in good working order in each building on the Premises where the same is required by applicable fire and safety standards a fire protection system satisfying applicable requirements of NFPA, the local building code enforcement agency and any other applicable legal requirements, which Lessee shall cause to be certified as meeting all applicable fire and safety standards upon installation, and recertified at least annually thereafter, by a qualified fire protection system inspector with a copy of each such certification provided to Authority.

5.9        Airport Security. Lessee shall comply with all applicable regulations of the Federal Aviation Administration relating to airport security (including, at the Authority’s request and without limitation, all such regulations applicable to the Authority with respect to the operation of the Premises) and shall control the Premises so as to prevent or deter unauthorized persons from obtaining access to that portion of the Airport consisting of cargo areas, airside buildings, aircraft aprons, ramps, taxiways and runways (the “Air Operations Area”). Any fines or other penalties incurred by the Authority as a result of Lessee’s breach of this Section shall be included in the indemnification provided to Authority pursuant to Article 9 of the Lease.

5.10        Compliance with Stormwater Regulations.

(a)        Lessee acknowledges that the Airport is subject to State stormwater regulations, F.A.C. 62-620 and -621 (the “Stormwater Regulations”), which are applicable to, among other activities, (i) certain industrial activity, including, without limitation, the operation of a vehicle maintenance shop (including vehicle rehabilitation, mechanical repairs, painting, fueling, and lubrication), equipment cleaning operations and deicing operations and (ii) certain construction activity at the Airport. Lessee also acknowledges that it is familiar with the Stormwater Regulations and agrees to comply with the Stormwater Regulations as they may be amended from time to time. Lessee further acknowledges that it has been advised that the Authority has complied with the Stormwater Regulations by obtaining coverage under the State of Florida Multi-Sector Generic Permit for Stormwater Discharge Associated with Industrial Activity (the “Multi-Sector Permit”). Lessee may be able to become a co-permittee under such Multi-Sector Permit by filing separately in accordance with the provisions of the Stormwater Regulations and the Multi-Sector Permit. Lessee shall provide to the Authority’s Manager of Environmental Services copies of any such filings and such other information as the Chief Executive Officer may reasonably request with respect to Lessee’s compliance with the Stormwater Regulations. Lessee agrees to comply with such Multi-Sector Permit, or any other permit obtained by Authority or Lessee in connection with the Stormwater Regulations as they pertain to the Premises, and any modifications to or renewals thereof. Such permit will not cover construction activities as defined by the Stormwater Regulations and will not eliminate the need to obtain permits from state or local agencies as applicable laws, ordinances or regulations may require.

(b)       If Lessee, or its authorized agents or representatives, engages in construction activity at the Airport, including, without limitation, clearing, grading, or excavation, Lessee shall determine whether the Stormwater Regulations require a permit, and if so, Lessee shall obtain the permit, send a copy of the permit to the attention of the Authority’s Manager of Environmental Services, and comply with the permit conditions.

5.11       Americans with Disabilities Act. As used herein, “ADA” shall mean the Americans with Disabilities Act, P.L. 101-336, 104 Stat. 327 (1990), as amended from time to time, and the regulations promulgated thereunder. Lessee shall be responsible for any actions required to comply with ADA (including, without limitation, any actions required by the Authority to enable the Authority to meet its ADA obligations with respect to Lessee’s operations) as a result of (i) any Improvements or modifications which it makes to the Premises, (ii) its particular use of the Premises and (iii) any changes to the ADA after the Effective Date. Any modification to the Premises, which Lessee is required to make under this Section, shall be performed to the satisfaction of the Authority. In the event the Lessee shall fail to construct or modify any Improvements to the Premises as required under this Section, the Authority shall have the right to enter the Premises and perform such modifications on the Lessee’s behalf, without liability for any disruption to the Lessee’s activities therein during the completion of or as a result of such modifications, and the cost of such modifications shall be invoiced to the Lessee and shall be promptly paid by the Lessee to the Authority as Additional Rent hereunder.

ARTICLE VI
TAXES

6.1         Payment of Sales Tax. Lessee shall be liable, at its sole cost and expense, for any sales, use or similar taxes if imposed by law with respect to all Annual Rent, Additional Rent, and other payments made by Lessee in accordance with the provisions of this Lease.

6.2        Property Taxes. Lessee shall pay when due all taxes (including, without limitation, any required ad valorem taxes), assessments (including, without limitation, stormwater utility charges) and impact fees levied against or in connection with the Premises, its leasehold interest therein and any Improvements thereto, and pay when due all taxes and assessments levied against Lessee's personal property located on the Premises or otherwise arising out of its operations on the Premises. In the event Lessee shall fail to pay when due any such taxes and assessments, then regardless of whether Authority exercises its right to terminate this Lease because of Lessee's default, Lessee shall also be obligated to pay all resulting interest and penalties on such delinquent taxes and assessments. None of the terms, covenants or conditions of this Lease shall be construed as a release or waiver on the part of Authority or the City of the right to assess, levy or collect any license, personal property, intangible, occupation or other tax which they, or either of them, may lawfully assess, levy or collect on the business or property of Lessee. Lessee may exercise any rights provided by law to contest or pay under protest any taxes and shall not thereby be deemed in default under this Lease, provided that such contest or payment under protest does not result in the imposition of a lien for delinquent taxes on the Premises or any Improvements and Lessee promptly pays all taxes and assessments (and any interest and penalties with respect thereto) ultimately determined to be due.

If the term of this Lease expires or is earlier terminated prior to the close of the tax year for which any such tax is payable, or if the term of this Lease commences on a date other than the first day of such tax year, Lessee shall be responsible for paying a percentage of the tax calculated by dividing the number of days that this Lease was in effect during such tax year by the total number of days that the Premises was leased to tenants (excluding any tenant engaging in a use of the Premises which results in the Premises being exempt from taxation) during such tax year. If this Lease is in effect for a period less than any entire period for which an assessment other than a tax is imposed, Lessee shall pay a percentage of the assessment calculated by dividing the number of days this Lease was in effect during that assessment period by the total number of days in the assessment period. Lessee's obligations under this Section 6.2 shall survive the expiration or earlier termination of the term of this Lease.

6.3       Tax Indemnity. Lessee shall indemnify, defend, and hold Authority completely harmless from and against any liability, including any interest and penalties, which might arise in connection with Lessee’s failure to timely remit any such taxes described in Sections 6.1 and 6.2, whether remitted directly to the State of Florida or remitted to Authority as provided in Section 4.1 above.

ARTICLE VII
INSURANCE

7.1          Insurance While Under Construction, During Major Renovations and Demolition.

(a)         This section shall apply during the time period a building permit is filed through receipt of the certificate of occupancy from the City for the Lessee or its agent, representative, or contractor(s) to perform construction-related work and services for a new structure, renovations or major improvements or alterations, or demolition to existing structure as outlined in this Lease. Lessee will ensure the following obligations are met as outlines herein:

i. All-Risk Property Insurance – Lessee shall be responsible for any physical damage and delays in substantial completion for the full replacement cost of the structure and/or Improvements, including any materials and equipment, in accordance with the designs provided to and approved by the Authority. Coverage shall protect against any loss of revenues owed to Authority arising from any delay in meeting substantial completion. This requirement may be met with a builder’s risk insurance policy, Lessee’s property insurance, Lessee’s risk management program or self-insurance as deemed acceptable by the Authority.

ii. Commercial General Liability for property damage and bodily injury, including death, which shall include, but not be limited to, premises, products and completed operations, and contractual liability with limits not less than Five Million Dollars ($5,000,000) each occurrence. Completed Operations coverage for the entire period of repose under Chapter 95 of Florida Statute is required. Authority and City of Orlando shall be included as additional insureds.

iii. Subject to Article 8, any liability, including clean-up expenses, resulting from any pollution or environmental impairment which arises out of or in connection with the construction-related work and services shall be the responsibility of the Lessee.

iv. Automobile Liability insurance covering motor vehicles used in conjunction with the performance of the construction work, resulting in property damage or bodily injury (including death) with limits of liability not less than Five Million Dollars ($5,000,000) combined single limit, each accident. The Authority and City of Orlando shall be included as additional insureds.

v. Workers Compensation and Employers liability – Lessee shall ensure and indemnify Authority for any personal injuries, illness or death to persons associated with, participating in, and performing any construction-related work or services.

7.2.         Liability Insurance.

(a)         At its sole expense, Lessee shall maintain the following insurance for its operations and its use of the Premises throughout the Term of this Lease, including any extensions or renewals, and such insurance will apply to Lessee, its employees, agents, and representatives.

i. Commercial General Liability insurance covering property damage and bodily injury (including death) and including, but not limited to, premises, products and completed operations, contractual liability and fire legal liability insurance with limits of liability of not less than Five Million and No/100 Dollars ($5,000,000.00) per occurrence. This insurance shall not be written on a claims-made basis.

ii. Automobile Liability insurance covering each motor vehicle, including but not limited to owned, non-owned and hired, used in conjunction with the operations performed at Airport resulting in property damage or bodily injury (including death) in the amount of not less than One Million Dollars ($1,000,000.00) combined single limit per accident

iii. Workers Compensation and Employers Liability insurance covering all Lessee’s employees who will be engaged at Airport with statutory limits in accordance with Florida law, and employer’s liability with policy limits not less than Five Hundred Thousand Dollars ($500,000) for each accident, Five Hundred Thousand Dollars ($500,000) for disease each employee and Five Hundred Thousand Dollars ($500,000) for disease policy limit. If the Lessee is self-insured, the Lessee shall provide proof of self-insurance and authorization to self-insure as required by applicable Florida laws and regulations.

iv.         Pollution Liability insurance covering bodily injury, property damage, defense costs, clean-up and restoration expenses, resulting from any pollution/pollutant(s) or environmental impairment, which arises out of or in connection with the Lessee’s operations with a limit of liability not less than Two Million Dollars ($2,000,000) each occurrence. If coverage is provided on a claims-made basis, such insurance shall be maintained or include tail coverage for three (3) years from the date the Agreement is terminated or expired. The Greater Orlando Aviation Authority and the City of Orlando and their members (including without limitation, members of the Owner’s board and the City Council and members of the citizens’ advisory committees of each) shall be named as additional insured without limitations.

(b)          Lessee agrees to the following as it relates to all above required insurance:

i. Self-insured retentions (SIR) or deductibles shall not exceed One Hundred Thousand and No/100 Dollars ($100,000.00) unless the insurer is required to pay claims from first dollar without a requirement that Company pay its deductible/SIR prior to that time;

ii. The insurance shall be primary and not contributory to any other valid and collectible insurance the Authority may possess, including any self-insured retention or deductible amount, and that any other insurance shall be considered excess insurance only;

iii. Insurance shall be carried with an insurance company or companies that have a current minimum A.M. Best rating of B+ or better and said policies shall be in a form acceptable to Authority;

iv. All insurance required for this Lease shall contain a waiver of subrogation clause, as allowed by law, in favor of Authority and the City of Orlando;

v. Prior to the Effective Date, above insurance shall be in in place;

vi. A properly completed and executed certificate(s) of insurance on an ACORD form or its equivalent, evidencing all insurance requirements herein this Lease shall be furnished to the Authority at least fifteen (15) days prior to the Effective Date, and each renewal thereafter during the term of this Lease and its renewal/extension. Lessee acknowledges that any acceptance of certificate of insurance by Authority does not waive any obligations herein this Lease.

vii. Lessee shall provide Authority immediate written notice upon Lessee’s knowledge, of any adverse material change in Lessee’s required insurance coverage. For purposes of this insurance section, an “adverse material change” shall mean any reduction in the limits of the insurer’s liability, any reduction of insurance coverage, any increase or decrease in the Company’s self-insured retention or deductive, any reduction of any insurance coverage any non-renewal or cancellation of required insurance;

viii. Commercial General Liability and Automobile Liability insurance shall name Authority and City of Orlando and their members (including, without limitation, all members of the governing board and the advisory committees of each), officers, employees, and agents of each as additional insureds;

ix. The Chief Executive Officer shall have the right to alter the monetary limits or the coverages herein specified from time to time during the Term of this Lease, and Lessee shall comply with all reasonable requests of the Chief Executive Officer with respect thereto.

7.3          Property Insurance.

(a)         The Authority may, at its option, maintain property insurance on the Terminal Complex and other property at the Airport, but it is expressly understood that such insurance shall not cover the Premises or Improvements thereon, equipment or other contents, including property of Lessee.

(b) At its sole expense, Lessee shall be responsible for any physical damage for the full replacement cost of all Premises and Improvements thereon, equipment or other property hereafter installed or located at the Airport by Lessee. The covered perils on such property insurance will be no less than the covered perils under the ISO Causes of Loss – Special Form. Regardless of any deductible or self-insured retention or exclusions provided within the property insurance policy that the Lessee may maintain, Lessee shall be responsible for damages to Premises and Improvements.

(c) Lessee agrees to the following as it relates to the property insurance maintained:

i. At least fifteen (15) days prior to the Effective Date or the installation of any Improvements by Lessee at the Terminal Complex, whichever first occurs, and at least thirty (30) days prior to the expiration of any policy or policies theretofore provided by Lessee under this Article 7.3., Lessee shall furnish to Authority a properly completed and executed certificate(s) of insurance on an ACORD form, or its equivalent, evidencing all such insurance and each renewal thereafter during the term of this Lease and its renewal/extension. Lessee acknowledges that any acceptance of certificate of insurance by Authority does not waive any obligations herein this Lease.

ii. Authority, its successors, or assigns shall be named as loss payees as their interests may appear.

iii. Proper insurance shall be carried with an insurance company or companies that have a current minimum A.M. Best rating of B+ or better and said policies shall be in a form acceptable to Authority.

iv. Lessee shall provide Authority immediate written notice upon Lessee’s knowledge, but not less than 30 days, of any adverse material change in Lessee’s property insurance. For purposes of this insurance section, an “adverse material change” shall mean any reduction in the limits of the insurer’s liability, any reduction of any insurance coverage, or any non-renewal or cancellation of required insurance.

v. Lessee, on behalf of itself and its insurance carrier(s), hereby waives any and all rights of subrogation that the issuers of such policies might have against Authority or the City (or recovery which it may have against the Authority with respect to the City) or any of the other Indemnified Parties for any loss of or damage to property it may suffer as a result of perils covered under ISO Causes of Loss-Special Form under Lessee’s property insurance.

vi. The Chief Executive Officer shall have the right to alter the monetary limits, or the coverages herein specified from time to time during the Term of this Lease, and Lessee shall comply with all reasonable requests with respect thereto.

7.4          Miscellaneous Insurance Provisions.

(a)          Authority’s Right to Purchase. If Lessee does not comply with its covenants made in paragraph 7.3 of this Article 7, the Authority shall have the right, but not the obligation, to purchase a property insurance policy, at current market rates, covering the Premises and Improvements. In such event and upon Authority’s demand, Lessee shall reimburse Authority for such insurance premiums, commissions, deductibles and/or self-insured retentions as each may apply.

(b)         Member Protection. No recourse under or upon any obligation, covenant or agreement contained in this Lease, or any other agreements or documents, pertaining to the operations of Lessee under this Lease, as this Lease may from time to time be altered or amended in accordance with the provisions hereof, or under any judgment obtained against the Authority, or by enforcement of any assessment or by any legal or equitable proceeding by virtue of any statute or otherwise, under or independent of this Lease, shall be had individually and personally against any past, present or future member, officer, employee or agent (each an “Authority Representative”), of the Authority, as such, either directly or through the Authority or otherwise, for any claim arising out of this Lease or the operations conducted pursuant to it, or for any sum that may be due and unpaid by the Authority. Any and all personal liability of every nature, whether at common law or in equity, or by statute or by constitution or otherwise, of any Authority member, officer, employee or agent, as such, to respond by reason of any act or omission on his or her part of otherwise for any claim arising out of this Lease or the operations conducted pursuant to it, or for the payment of or to the Authority, or any receiver therefor or otherwise, of any sum that may remain due and unpaid by the Authority, is hereby expressly waived and released as a condition of and as consideration for the execution of this Lease.

(c)           Survival of Provisions. The provisions of this Article 7 shall survive the expiration or early termination of this Lease.

ARTICLE VIII
ENVIRONMENTAL

8.1          Environmental Obligations.

(a)          Lessee shall comply with all “Environmental Laws”, which are defined as all applicable federal, state, and local laws, regulations, administrative rulings, orders, ordinances, or other legally binding requirements, or all Authority rules, regulations, to the extent such Authority rules and regulations are not inconsistent with other applicable Environmental Laws, pertaining to the protection of the environment, including but not limited to those regulating the storage, handling, and disposal of waste materials that have been defined, designated or listed under Environmental Laws as being hazardous, toxic, or presenting hazards to human health or the environment. Further, during the Term of this Lease, neither party to this Lease nor any agent or party acting at the direction or with the consent of either party hereto shall use, store, handle or dispose of by any means any “Hazardous Substances”, as defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time ("CERCLA"), or petroleum (including crude oil or any fraction thereof) on the Premises, except that Lessee shall be entitled to use, store, handle or dispose of Hazardous Substances or petroleum of the type and in the quantities typically used by companies performing similar aviation services in accordance with all applicable Environmental Laws.

(b)         Upon reasonable prior written notice to Lessee, the Authority may conduct or cause to be conducted through a reputable third-party consultant, an environmental audit or other investigation of Lessee’s operations to determine whether Lessee has breached its obligations under subparagraph (a) above, provided that the Authority has received notice or has a reasonable basis to believe that such a breach or a Release of Hazardous Substances on the Premises has occurred. Lessee shall pay all reasonable costs associated with any such investigation conducted by a third-party environmental contractor if such investigation shall disclose any such breach by Lessee, otherwise such costs shall be paid by the Authority. The Authority shall pay all costs associated with any investigation conducted by Authority or its employees, as opposed to a third-party consultant. Lessee reserves the right to accompany Authority or any third-party environmental contractor on such audits or investigations.

(c)        Lessee shall fully and promptly pay, perform, discharge, defend, indemnify and hold harmless Authority from any and all claims, orders, demands, causes of action, proceedings, judgments, or suits and all liabilities, losses, fines, costs and expenses (including, without limitation, technical consultant fees, court costs, expenses paid to third parties and reasonable attorneys' fees) and damages arising out of Lessee’s operations, or as a result of, (i) any "Release" as defined in Section 101(22) of CERCLA, of any Hazardous Substance placed into, on or from the Premises at any time after the Effective Date of this Lease; (ii) any contamination of the Premises' soil or groundwater or damage to the environment and natural resources of the Premises, the result of actions occurring after the Effective Date of this Lease, whether arising under CERCLA or other statutes and regulations, or common law; and (iii) any toxic, explosive or otherwise dangerous materials or Hazardous Substances which have been buried beneath, concealed within or released on or from the Premises after the Effective Date of this Lease; provided, however, the foregoing indemnification obligations shall not apply to Environmental Conditions existing on the Premises prior to the Effective Date of this Lease, Environmental Conditions migrating unto the Premises that were not caused by Lessee or its predecessors in interest, or Environmental Conditions caused by the Authority, its contractors or agents, or any third-party unrelated to Lessee.

(d)         Authority shall deliver a Baseline Environmental Impact Investigation Report (the “Authority Baseline Report”) to the Lessee within sixty (60) days of the Effective Date this Lease. Within thirty (30) days of the expiration of this Lease, or portion thereof, Lessee shall deliver an environmental report equivalent to a Phase I Environmental Site Assessment (ESA) to establish the environmental condition of each component of the Premises as of expiration of the Lease, or portion thereof (“Exit Baseline”). In the event it is determined during the Lease, or as a result of the Exit Baseline, that the Premises contains an “Environmental Condition", which, for purposes of this Section 8.1 shall mean any Hazardous Substances in amounts which violate any Environmental Laws, Lessee shall be responsible for any and all remedial action with respect to any such Environmental Condition at the Premises caused by Lessee or its predecessors in interest. For the avoidance of doubt, as stated in Section 8.1(c), Lessee shall not be responsible for any remedial action with respect to any Environmental Condition at the Premises, to the extent such Environmental Condition was not caused by Lessee’s operations upon the Premises.

(e)         Lessee shall perform aircraft washing (dry or wet, with soap or chemicals) only on a "wash rack" which is designed for such purpose and complies with the requirements of this Section 8.1.

(f)           The provisions of this Section 8.1 shall survive the expiration or earlier termination of this Lease.

ARTICLE IX
INDEMNIFICATION

9.1       Lessee Indemnification. Lessee shall indemnify, defend and hold completely harmless the Aviation Authority, the City of Orlando and the members (including, without limitation, all members of the governing board and the advisory committees of each), officers, agents and employees of each, (the “Indemnified Parties”) from and against any and all claims, suits, demands, judgments, losses, costs, fines, penalties, damages, liabilities (including statutory liability and liability under Workers' Compensation Laws), and expenses (including all costs for investigation and defense thereof, including, but not limited to, court costs, reasonable expert witness fees and reasonable attorneys' fees) which may be incurred by, charged to or recovered from any of the foregoing (a) arising directly or indirectly out of the use, occupancy or maintenance of the Premises and the Airport, including any Improvement thereto, or Lessee's operations at the Airport or in connection with any of Lessee's rights and obligations contained in this Agreement, including, but not limited to, any and all claims for damages as a result of the injury to or death of any person or persons, or damage to any property which arises as a result of any act or omission on the part of Lessee or its officers, directors, partners, employees, agents, contractors, subcontractors, or licensees, regardless of where the damage, injury or death occurred, or (b) arising out of the failure of Lessee to keep, observe or perform any of its obligations under this Agreement. This indemnification shall not apply to the extent that any claims, damages, losses, and expenses arise from Aviation Authority’s sole negligence, gross negligence or intentional misconduct. The Aviation Authority shall give Lessee reasonable notice of any suit or claim for which indemnification will be sought under this Indemnification section, allow Lessee or its insurer to compromise and defend the same to the extent of its interests (subject to the Aviation Authority’s right to approve any proposed settlement, which approval shall not be unreasonably withheld) and reasonably cooperate with the defense of any such suit or claim. In carrying out its obligations under this Indemnification section, Lessee shall use counsel reasonably acceptable to the Aviation Authority. Nothing herein shall be deemed a waiver by Aviation Authority of its sovereign immunity rights under the laws of The State of Florida.

ARTICLE X
DESTRUCTION OF IMPROVEMENTS

10.1        Obligations of Lessee. In the event the Improvements are damaged or destroyed in whole or in part by fire or other casualty, Lessee shall give prompt written notice thereof to Authority, and subject to the terms of Section 10.2 below, Lessee, at its own expense, shall promptly repair, replace, and rebuild the same, at substantially the same value and character as the Improvements and equipment existing immediately prior to such time, in compliance with Article 5 above. Damage to the Improvements shall not cause an abatement of Lessee’s obligation to pay Annual Rent to the Aviation Authority or to make any other payments required to be made by Lessee under this Lease If Lessee fails to repair or replace such improvements in accordance with a schedule approved by the Authority, the Authority shall have the right (but not the obligation) to make such repairs and/or replacement and recover from Lessee the cost and expense thereof.

10.2       Insurance Proceeds. Upon receipt by Lessee and the Authority of the proceeds of any property or builder’s risk insurance policy or policies, Lessee and the Authority shall deposit same in an interest-bearing escrow account to pay for the cost of such repair, replacement, and rebuilding. Lessee shall receive and hold such proceeds (and any interest earned thereon) in trust for such work, and Lessee shall distribute such proceeds (and any interest earned thereon during construction) solely to pay the cost of such work. If the amount of such insurance proceeds (together with the interest earned thereon) is insufficient to pay the costs of the necessary repair, replacement or rebuilding of such damaged Improvements, Lessee shall pay any additional sums required, and if the amount of such insurance proceeds (together with the interest earned thereon) is in excess of the costs thereof, the amount of such excess shall be retained by Lessee. Notwithstanding anything in this Section 10.2 to the contrary, Lessee shall solely be entitled to receive and retain any insurance proceeds for Lessee’s personal property, including any aircraft.

ARTICLE XI
CONDEMNATION

11.1      Notice of Condemnation. The party receiving any notice in connection with any proceedings or negotiations with respect to an actual or potential condemnation proceeding by a third-party governmental agency (a “Taking”) shall promptly give the other party notice of the receipt, contents and date of the notice received.

11.2        Rights of Authority and Lessee. Authority and Lessee shall each have the right to represent its respective interests in each proceeding or negotiation with respect to a Taking. Authority and Lessee each agrees to execute and deliver to the other any instrument that may be required or which would facilitate the provisions of this Lease relating to the condemnation.

11.3         Taking of Leasehold. Upon a Taking of the entire Premises, Lessee’s interest in this Lease shall cease on the first to occur of the date on which Lessee is denied use of the Premises as such use is contemplated hereunder or the date on which such Taking is completed by deed, contract, or final order of condemnation, unless otherwise specified by court order. If the Taking is of fifty percent (50%) or more of the Premises, or substantially all of the access to the Premises, or of those portions of the Premises that are necessary for Lessee’s use of the Premises as contemplated herein, Lessee may, by notice to Authority within ninety (90) days after Lessee receives notice of the Taking, elect to treat the taking in accordance with the preceding sentence. If Lessee does not so notify Authority, this Lease shall remain in full force and effect covering the balance of the Premises not so taken, except that the Annual Rent payable hereunder by Lessee shall be equitably adjusted (a “Partial Taking”).

11.4         Obligations of Lessee under Partial Taking. It is understood and agreed that all condemnation proceeds for any Partial Taking of the Premises shall be paid to Lessee to be held by it in trust and used for the repair and reconstruction of the Premises and replacement of the Improvements. Upon the completion of such repair or reconstruction work and the discharge of the Premises and Improvements from all liens or claims arising therefrom, Lessee shall be entitled to any surplus of condemnation proceeds obtained by Lessee over the cost of repair or reconstruction and shall be liable for any deficiency between the cost of repair or reconstruction and any condemnation proceeds obtained by Lessee.

11.5         Taking of Temporary Use of Premises and Improvements. Upon any Temporary Taking (as hereinafter defined) of the use of all or any part of the Premises or Improvements, or both, neither the Term nor the Annual Rent shall be reduced or affected in any way and Lessee shall be entitled to any award for the use or estate taken. All condemnation proceeds for any Temporary Taking shall be paid to Lessee to be held by it in trust and used for the repair and reconstruction of the Premises and Improvements, with the excess to be retained by Lessee as provided below. If a result of the Temporary Taking is to necessitate expenditures for reconstruction of the Improvements to make them reasonably suitable for Lessee’s continued use in connection with its operations under this Lease, after the termination of such Temporary Taking, Lessee shall perform such work in accordance with the provisions of the Lease. Upon the completion of the work and the discharge of the Premises and Improvements from all liens or claims arising therefrom, Lessee shall be entitled to any surplus of condemnation proceeds obtained by Lessee over the cost of repair or reconstruction and shall be liable for any deficiency between the cost of repair or reconstruction and any condemnation proceeds obtained by Lessee. A “Temporary Taking” is defined as a taking of the use of all or any part of the Premises or Improvements, or both, for a period with a duration of less than twelve (12) months. In the event that any Temporary Taking shall exceed twelve (12) months in duration and shall materially adversely affect Lessee’s use and operation of the Premises for the Permitted Uses under this Lease, then Lessee may elect to terminate this Lease upon sixty (60) days prior written notice to Authority. Upon any such termination of this Lease, Lessee shall retain the right to pursue such rights and remedies as may be available under applicable law relative to such taking. If Lessee does not so notify Authority, this Lease shall remain in full force and effect covering the balance of the Premises not so taken, except that the Annual Rent payable hereunder by Lessee shall be equitably adjusted.

11.6       Deposit of Sums Payable on Taking. If Authority and Lessee are unable to agree on how all sums payable by a third party on the Taking are to be distributed and disbursed as between Authority and Lessee, then Authority and Lessee agree to take such action as shall reasonably be required to withdraw such sums from the registry of the Court and jointly deposit such sums in an interest bearing escrow account, and once agreement is reached between Authority and Lessee as to how such sums are to be distributed and disbursed (or the matter has been determined in accordance with the laws of the State of Florida), the interest earned on such sums shall be distributed between Authority and Lessee in the same proportion as the distribution of the principal amount of such sums. To the extent permitted by applicable law, Lessee shall be entitled to bring a separate action against a third-party condemning authority for the collection of, among other things, but not limited to: (i) the value of the Lessee Improvements, and Lessee’s fixtures, furniture, and equipment; (ii) relocation costs; (iii) reasonable loss of profits; and (iv) goodwill. Notwithstanding the foregoing, any such action, recovery or collection by Lessee shall not include the value of Lessee’s leasehold interest under this Lease.

ARTICLE XII
DEFAULT

12.1       Events of Default. The occurrence of any of the following shall constitute an event of default (an “Event of Default”) by Lessee under this Lease: (i) the failure of Lessee to make any payment of Minimum Annual Rent, Privilege Fee, Fuel Flowage Fee, Additional Rent, or any other payment required to be made by Lessee hereunder when due, which failure is not remedied within ten (10) days after written notice of such failure from Authority to Lessee; (ii) the failure of Lessee to keep, observe or perform any other material covenants or agreements herein, and the continued failure to observe or perform any such covenant or agreement after a period of thirty (30) days after written demand; provided, however, that if such failure cannot be cured within such thirty (30) day period and Lessee commences such cure promptly within such thirty (30) day period and diligently proceeds to effect such cure, then Lessee shall have such additional time as reasonably necessary to effect such cure, but in any event Lessee shall cure such breach within one hundred twenty (120) days after the initial written demand by Authority, which one hundred twenty (120) day period shall be extended one (1) day for each day of an event of Force Majeure; (iii) commencement by or against the Lessee of an insolvency or bankruptcy proceeding, including, without limitation, a proceeding for liquidation, reorganization or for the readjustment of its indebtedness, or the insolvency of the Lessee, or an assignment or arrangement for the benefit of its creditors or the appointment of a receiver, trustee or custodian, provided, however, that any of the foregoing set forth in this subsection (iii) which is commenced by a person other than Lessee shall not constitute an Event of Default if it is discharged within ninety (90) days; or (iv) the placement of any lien upon the Premises or any Improvements (excluding liens for taxes which are not delinquent and mortgages permitted hereunder) which is not discharged of record by payment or bond within thirty (30) days, or any levy under any such lien.

12.2        Remedies for Default. Upon the occurrence of an Event of Default which is not cured within the applicable cure period, the Authority may in its sole discretion pursue any of the following remedies, or such other remedies as may be available to the Authority at law or in equity:

(a)           Authority may terminate the Lease and re-enter and repossess the Premises; or

(b)         Authority may, without terminating this Lease, terminate Lessee’s right to possession of the Premises, retake possession of the Premises, and recover immediately from the Lessee damages calculated as follows:

i. all unpaid Annual Rent and other payments due from Lessee at the time of termination of Lessee’s right to possession, together with,

ii. the amount by which the unpaid Annual Rent and other payments due from Lessee earned after the date of termination of Lessee’s right to possession of the Premises until the time of a damages award in favor of Authority (which shall not extend beyond the Expiration Date) exceeds the amount of the loss of Annual Rent and other payments due from Lessee that Lessee proves has been or could have reasonably been avoided, together with

iii. the worth, at the time of such award (which shall not extend beyond the Expiration Date), of the amount by which the unpaid Annual Rent and other payments due from Lessee for the balance of the Term after the time of award exceeds the amount of the loss of Annual Rent and other payments due from Lessee that Lessee proves could reasonably be avoided. (For purposes of this subparagraph (iii), the worth, at the time of award, of such amount shall be determined by discounting such amount in accordance with accepted financial practice to its present worth at a rate of interest of four percent (4%) per year.)

For purposes of the calculation of damages described above, and in subsection (c) below, recurring payments under the Lease other than Annual Rent due from Lessee after the termination of Lessee’s right to possession of the Premises shall be based upon the average of such payments payable during the thirty-six (36) month period prior to the termination of possession (or, if shorter, the prior period of the Term of the Lease).

Upon entry of judgment for such damages, as described above, this Lease shall be deemed to be terminated; or

(c)         Authority may, without terminating this Lease, terminate Lessee’s rights to possession of the Premises, retake possession of the Premises and relet the Premises, or any part or parts thereof, for the account of Lessee, for a term that may, at Authority’s reasonable option, be less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease. In such event, Lessee shall pay to Authority any deficiency between the Annual Rent and other charges herein reserved and the net amount of the rents and other charges collected on account of any other lease of the Premises for each month of the period which would otherwise have constituted the balance of the Term of this Lease. Authority may recover such deficiency from Lessee at the time each payment becomes due under the Lease, or, at Authority’s option, upon the expiration of the Term of this Lease. Anything in this Section 12.2 to the contrary notwithstanding, Authority shall use commercially reasonable efforts to relet the Premises or any part thereof, alone, or together with other premises.

Regardless of the exercise of any of the above-referenced options, Authority shall have the right to recover all unpaid Annual Rent, Additional Rent and other payments earned by Authority prior to the date of termination of possession or of the Lease, and all of Authority’s actually incurred reasonable attorneys’ fees, incurred in connection with the recovery of sums due under this Lease, or due to the breach of any covenant or agreement of Lessee contained in this Lease, including actual and reasonable costs and expenses of reletting the Premises, such as all necessary repairs and renovations, all brokerage fees and attorneys’ fees. Except as may be otherwise agreed in writing by the Authority, Authority will have the right at any time following an Event of Default which is not cured within the applicable cure period to elect to terminate the Lease.

The rights and remedies given to Authority by this Lease shall not be exclusive, and in addition thereto, Authority shall have such other rights and may pursue such other remedies as are provided by law or in equity. All such rights and remedies shall be deemed to be cumulative, and the exercise of one such right or remedy by Authority shall not impair its standing to exercise any other right or remedy, provided, however, that Lessee shall in no event be liable for special, consequential, or punitive damages.

12.3         Advances by Authority and Lessee.

(a)          If Authority has paid any reasonable sums of money or incurred any obligation or reasonable expense for which Lessee is obligated to pay or reimburse Authority, or if Authority is required or elects to do so because of the failure of Lessee to perform any of the terms or conditions of this Lease, subject to applicable notice and cure periods provided herein, then the same shall be deemed Additional Rent and shall be paid to Authority in accordance with Section 4.4 herein.

(b)         In the event that Authority fails to perform any maintenance obligation required to be performed by it under this Lease, which failure is not cured, except in the case of an emergency as necessary to protect health, safety or property damage (in which event Lessee shall notify Authority as soon as possible), within ninety (90) days after written notice from Lessee specifying the failure (or Authority does not within said period commence and diligently proceed to cure such failure and cure same in all events within one hundred eighty (180) days from initial notice), Lessee shall have the right to cure such failure for the account of Authority and Authority shall reimburse Lessee for the reasonable costs and expenses incurred in connection therewith by Lessee within thirty (30) days after receipt of an invoice from Lessee.

12.4        Non-Waiver by Authority. No waiver of any covenant or condition or of the breach of any covenant or condition of this Lease shall constitute a waiver of any subsequent breach of such covenant or condition or justify or authorize the non-observance on any other occasion of the same or of any other covenant or condition hereof. The acceptance of Annual Rent, Additional Rent or other payments from Lessee by Authority at any time when Lessee is in default under this Lease shall not be construed as a waiver of such default or of Authority’s right to exercise any remedy arising out of such default, nor shall any waiver or indulgence granted by Authority to Lessee be taken as an estoppel against Authority, it being expressly understood that Authority may at any time thereafter, if such default continues, exercise any such remedy in the manner hereinbefore provided or as otherwise provided by law or in equity.

ARTICLE XIII
MISCELLANEOUS

13.1        Right to Operate Aircraft at Airport. Nothing contained in this Lease shall give Lessee the right to operate a scheduled airline or scheduled air service at the Airport.

13.2         Broker. The Parties acknowledge and agree that no broker has been utilized or consulted in connection with this Lease. Lessee shall indemnify and hold Authority harmless from and against any commission, claim or other cost or expense related to any Broker with whom Lessee has dealt. Authority shall indemnify and hold Lessee harmless from and against any commission, claim or other cost or expense related to any Broker with whom Authority has dealt.

13.3          Recording. This Lease shall not be recorded. Simultaneously herewith, the parties will execute a Memorandum of Lease in the form attached hereto as Exhibit “F,” which will be recorded by Authority at its cost in the Public Records of Orange County, Florida.

13.4       Additional Reserved Rights of Authority. Authority reserves the right to further develop, improve, repair and alter the Airport and all roadways, parking areas, terminal facilities, landing areas and taxiways as it may reasonably see fit so long as Authority does not interfere with Lessee’s: (i) use or quiet enjoyment of the Premises in other than a de minimis manner; or (ii) access to the Premises other than for such reasonable, temporary periods (of which periods the Authority shall provide advance notice to Lessee) during which access ways to the Premises may be closed or relocated as necessary for such development, improvements, repairs or alterations by Authority at the Airport, or in the event of an emergency. Authority shall be free from any and all liability to Lessee for loss of business or damages of any nature whatsoever to Lessee occasioned by the making of such improvements, repairs, alterations and additions that do not interfere with Lessee’s use or quiet enjoyment of the Premises in other than a de minimis manner or Lessee’s access to the Premises during such reasonable, temporary periods. Upon prior written notice to Lessee, Authority reserves the right to establish such fees and charges for the use of the Airport by Lessee (excluding any additional charge for the use of the Premises) and all others similarly situated, on a non-discriminatory basis, from time to time as Authority may deem reasonably advisable. Authority reserves the right for itself and others to utilize and maintain any utility and drainage easements located on the Premises, and to run water, sewer, electrical, telephone, gas, drainage and other lines under or through the Premises and to grant necessary utility easements therefore, provided that in the exercise of such rights, Lessee’s use of the Premises and any Improvements shall not be materially impaired and any damage to the Premises or any Improvements caused by Authority as a result thereof shall be repaired diligently without cost to Lessee. The Authority reserves the right, for the benefit of itself and all others authorized by the Authority to use the Airport, to taxi aircraft over the paved areas of the Premises either if pre-approved or in an emergency situation.

13.5         Leasehold Encumbrances.

(a)          Lessee may encumber only its leasehold estate and its interest in the Lessee Improvements by execution and delivery of any leasehold mortgage. Authority will not subordinate its interest in the Premises or this Lease to any mortgage, including any leasehold mortgage. In the event of foreclosure of the leasehold mortgage by any mortgagee, the purchaser at the foreclosure sale or the person acquiring Lessee’s interest in lieu of foreclosure, shall succeed, as lessee, to and be bound by all of Lessee’s rights, interests, duties, and obligations under this Lease. Notwithstanding the foregoing, no person other than the mortgagee shall have the right to become lessee under this Lease, and the interest of Lessee under this Lease shall not be conveyed to the purchaser at a foreclosure sale or to a person acquiring Lessee’s interest in lieu of foreclosure, without complying with the requirements of Section 13.6 below. In particular, any change in lessee pursuant to this Section shall be treated as an assignment or subletting pursuant to Section 13.6 below, such that the Annual Rent shall immediately apply to such successor lessee, which Annual Rent shall then be subject to future increases pursuant to the terms hereof.

(b)        The Authority will agree to give the leasehold mortgagee written notice that an Event of Default has occurred under the terms of this Lease promptly following the occurrence of an Event of Default that is not waived by Authority, or, in the event Lessee files for bankruptcy protection prior to the expiration any applicable cure period and subsequently rejects this Lease in connection with any proceedings under applicable bankruptcy laws, promptly following the rejection of this Lease (the “Default Notice”). The leasehold mortgagee shall have the right but to the obligation to cure the default in the longer of (i) a period of thirty (30) days following receipt of a Default Notice, or (ii) the applicable cure period under this Lease, to cure such Event of Default and/or pay to the Authority any and all amounts outstanding under this Lease, including without limitation, all past due Annual Rent, any Annual Rent coming due during the cure period, and any Additional Rent; provided, however, that the leasehold mortgagee shall have no obligation to cure any non-monetary defaults, except to the extent such non-monetary default has resulted in Additional Rent being owed hereunder.

(c) the Mortgagee shall not become liable for Lessee’s obligations under this Lease unless and until the mortgagee becomes the owner of the leasehold estate and/or Improvements established hereby by foreclosure, assignment in lieu of foreclosure or otherwise, or if such mortgagee gives written notice to the Authority that such mortgagee will assume Lessee’s obligations under this Lease. A mortgagee shall remain liable for the obligations of Lessee under this Lease only for so long as it remains the owner of the leasehold estate established hereby, and its interest has been assigned or transferred to pursuant to an assignment approved by the Authority.

(d) If this Lease is terminated by reason of Lessee’s breach before the end of the Term for any reason other than a default that has not been cured by Lessee or mortgagee within the period specified, including, without limitation, as a result of a rejection or disaffirmation of the Lease in a bankruptcy, insolvency or other proceeding affecting creditor’s rights then the Authority shall provide a copy of the termination notice to the mortgagee. Upon the written request of mortgagee made within thirty (30) days after the receipt of such notice from the Authority, the Authority shall agree to enter into a new lease of the Premises with mortgagee for the remainder of the term of the Lease upon the same covenants, conditions, limitations and agreements contain in the Lease, except for such provisions which must be modified to reflect any such termination, rejection or disaffirmance and the passage of time, provided, that, in the event of any such termination, rejection or disaffirmance, mortgagee (or such successor or assign) (A) shall pay to the Authority, simultaneously with the delivery of such new lease, all unpaid amounts due under the Lease up to and including the date of the commencement of the term of such new lease and all reasonable and substantiated expenses incurred by the Authority to prepare such new lease, and (B) otherwise shall cure all other defaults under the Lease promptly and with due diligence after the delivery of such new lease. If the Authority does not enter into a new lease with the mortgagee, then mortgagee shall immediately remove all trade fixtures and other personal property from the Premises and repair to the Authority’s reasonable satisfaction, any damage caused to the Premises by the removal. Mortgagee shall not remove or tamper with any improvement on the Premises.

(e)  Upon written notice of termination set forth in 13.5(d) mortgagees or similar beneficiaries are intended third party beneficiaries to this Section 13.5. As third-party beneficiaries, they are entitled to the applicable rights under and may enforce this provisions of this Section 13.5 of the Lease as if they were parties thereto.

(f)   Lessee shall be permitted to finance the design, construction, and operation of the Improvements through a Private Activity Bond (“PAB”). The Authority shall provide customary consents and all related approvals required in connection with a PAB issuance and leasehold mortgage as part of the PAB financing program, which will be provided at Lessee’s sole cost and expense. Any lien created to secure such financing or any other debt undertaken by Lessee shall be secured by Lessee’s leasehold interest in the Lease and the Lessee Improvements and shall not be secured by the fee interest in the Premises. IT IS UNDERSTOOD AND AGREED THAT LESSEE’S FINANCING OF THE IMPROVEMENTS THROUGH PAB IS SOLELY THE DEBT OF LESSEE AND SHALL NOT RESULT IN ANY FINANCIAL BURDEN OR OBLIGATION OF THE AUTHORITY IN ANY MANNER, INCLUDING ANY COST OR EXPENSE ASSOCIATED WITH THE TEFRA HEARING OR ANY OTHER CONSENT OR APPROVAL REQUIRED TO BE PROVIDED BY THE AUTHORITY. Lienholders through PAB financing described herein shall be a mortgagee entitled to the rights provided for in this Section 13.5.

13.6         Assignment and Subletting.

(a)          Assignment and Subletting in accordance with the Permitted Use. Lessee shall be authorized to sublet hangar space and tie downs in accordance with its Permitted Use and all the terms of this Lease, subject to the written consent of said sublease by the Authority, said consent not to be unreasonably withheld, conditioned, or delayed. Any assignment or sublease, which is not in strict compliance with the terms and conditions of this Section, shall be void ab initio and shall be of no force or effect whatsoever.

(a)           (b) Assignment and Subletting other than in the Course of the Permitted Use. Other than as set forth in 13.6(a), Lessee shall not at any time sublet or assign this Lease, in whole or in part, or assign any of its obligations hereunder without the prior approval of Authority, which approval shall which approval may be granted or withheld in the Authority’s reasonable discretion; except that Lessee may assign this Lease or sublet all or any portion of the Premises without prior approval (but upon prior written notice to Authority) to (i) a corporate parent, affiliate, related company, or subsidiary (collectively, an “Affiliate”), upon submitting proof of such affiliation that is reasonably satisfactory to Authority, or (ii) any entity that results from any merger, consolidation, or reorganization of Lessee or into which Lessee may be merged or with which it may be consolidated, or (iii) to a purchaser of all or substantially all of Lessee’s assets (provided such purchaser also assumes substantially all of Lessee’s liabilities) (any individual or entity under (i), (ii), or (iii) is a “Related Entity”). In the event Lessee assigns this Lease or subleases all or any portion of the Premises to an individual or entity that is not a Related Entity of Lessee, in determining whether to grant or withhold its consent to an assignment, the Authority may consider such factors as it deems to be pertinent, including, without limitation, the net worth and operating experience of the proposed assignee. No sublease or assignment shall release Lessee from any of its obligations under this Lease unless the Authority agrees to such release in writing in its sole discretion. Approvals required under this Section shall be in writing. For so long as Lessee is a corporation whose stock is publicly traded, no approval of Authority shall be required for any change in ownership of or power to vote a majority of the outstanding voting stock of Lessee, or for any mergers, consolidations, or other restructurings of Lessee, and the Annual Rent shall not increase as a result of any of the foregoing events. In the event that Lessee converts to a private company or otherwise ceases to be a company whose stock is publicly traded: (i) any change in Lessee from a corporation whose stock is publicly traded to a private entity; or (ii) any change in ownership of or power to vote a majority of the outstanding voting stock or other equity interests of Lessee; or (iii) any transfer of an interest in the Lessee entity which results in a change in the control of such entity; or (iv) any other restructuring of Lessee from time to time (even when Lessee is no longer a corporation whose stock is publicly traded), shall not require the approval of Authority, and the Annual Rent shall not increase as a result of any of the foregoing events. Any assignment or sublease, which is not in strict compliance with the terms and conditions of this Section, shall be void ab initio and shall be of no force or effect whatsoever.

(c)          Lessee agrees to reimburse the Authority for its reasonable attorneys’ fees and costs actually incurred in determining whether to give its consent to any proposed sublease or assignment pursuant to Section 13.6(b), whether or not such consent is given, and the negotiation and preparation of any documents with respect to such sublease or assignment.

13.7        Notice. Any notice permitted or required to be given under the terms of this Lease shall be in writing, addressed to the party to whom it is directed, and sent either by (1) hand delivery, (2) United States certified or registered mail, postage prepaid, return receipt requested or (3) overnight delivery by a nationally recognized company, to the address shown below or to such other address as either party may from time to time designate by written notice in accordance with this Section:

To Authority:	Chief Executive Officer
Greater Orlando Aviation Authority
One Jeff Fuqua Boulevard
Orlando International Airport
Orlando, Florida 32827-4399

Copy:	Vice President of Aviation Real Estate
Greater Orlando Aviation Authority
One Jeff Fuqua Boulevard
Orlando International Airport
Orlando, Florida 32827-4399

To Lessee:	Sky Harbour
Attn: In House Counsel
136 Tower Road, Suite 205,
West Harrison, New York 10604

Copy:	Sky Harbour
Attn: Vice President of Corporate Real Estate
3851 NW 145th St.
Opa-Locka, FL 33054

Any such notice shall be deemed effective upon receipt.

13.8         Federal Aviation Administration Requirements.

(a)          Authority reserves unto itself, and unto its successors and assigns for the use and benefit of the public, a right of flight for the passage of aircraft through the airspace above the surface of the Premises, together with the right to cause in the airspace such noise as may be inherent in the operation of aircraft now known or hereafter used, and for navigation of or flight in the airspace, and use of the airspace for landing on, taking off or operating on the Airport.

(b)          Lessee expressly agrees on behalf of itself and its successors and assigns:

i. to restrict the height of structures, vegetation, and other Improvements on the Premises in compliance with the requirements of Federal Aviation Administration Regulations, 14 C.F.R. Part 77 as they may be amended from time to time; and

ii. to prevent any use of the Premises and any Improvements which would unreasonably interfere with or adversely affect the operation and maintenance of the Airport, or which would otherwise constitute a hazard at the Airport.

13.9      Member Protection. No recourse under or upon any obligation, covenant or agreement contained in this Lease, or any other agreement or document pertaining to the operations of Lessee hereunder, as such may from time to time be altered or amended in accordance with the provisions hereof, or under any judgment obtained against Authority, or by the enforcement of any assessment or by any legal or equitable proceeding by virtue of any statute or otherwise, under or independent of this Lease, shall be had against any member (including, without limitation, members of Authority’s Board and members of Authority’s citizens advisory committees), officer, employee or agent, as such, past, present and future, of Authority, either directly or through Authority or otherwise, for any claim arising out of this Lease or the operations conducted pursuant to it, or for any sum that may be due and unpaid by Authority. Any and all personal liability of every nature, whether at common law or in equity, or by statute or by constitution or otherwise, of any Authority member, officer, employee or agent, as such, to respond by reason of any act or omission on his or her part or otherwise for any claim arising out of this Lease or the operations conducted pursuant to it, or for the payment for or to Authority, or any receiver therefor or otherwise of any sum that may remain due and unpaid by Authority, is hereby expressly waived and released as a condition of and as consideration for the execution of this Lease provided that Authority assumes such liability.

13.10      Authority Rules and Regulations. Lessee shall observe and comply with all reasonable rules and regulations of Authority which now exist or may hereinafter be promulgated from time to time governing all matters relating to the Airport, including, without limitation, access, use, safety and conduct of operations at the Airport and the safe use of Airport facilities. Authority shall, at Lessee’s written request, furnish a copy of all such rules and regulations, and any amendments thereto, to Lessee. Nothing contained in this Agreement is intended, nor shall be construed, as a waiver by either party of any right to assert any claim or defense, or raise any issue in any context or forum including, but not limited to, a court or administrative forum, regarding the preemption by federal law, including but not limited to the Airline Deregulation Act (49 U.S.C. §41713), of any state or local law or ordinance, or of the rules and regulations of Authority.

13.11    Authority Access to Premises. Lessee grants Authority and its authorized agents full and free access to the Premises and all Improvements located thereon at all reasonable times in the presence of a Lessee representative (upon reasonable at least 48 hours’ prior notice, (except in the event of an emergency) for the purposes of examining the same and seeing that all of the obligations of Lessee hereunder are being met and performed, and for exercising the Authority’s rights under Section 2.4 of the Lease, and shall permit them to enter any building or structure on the Premises at any time in the event of an emergency. Authority and its employees, licensees, invitees, agents, patrons and suppliers, and its tenants and their employees, licensees, invitees, agents, patrons, and suppliers, shall have the right of vehicular and pedestrian access, ingress, and egress over all non-restricted access streets at the Airport. Authority and its employees, licensees, invitees, agents, patrons and suppliers, and its tenants and their employees, licensees, invitees, agents, patrons, and suppliers, shall have the right of vehicular and pedestrian access, ingress, and egress over all non-restricted access streets at the Airport.

13.12     City as Authority’s Successor. The Authority presently operates the Airport under the Amended and Restated Operation and Use Agreement with the City dated August 31, 2015 (such Operation and Use Agreement, as amended, is hereinafter the “Operation and Use Agreement”), which provides that on its termination for any reason, responsibility for operating the Airport would revert to the City. Authority, Lessee, and by its execution of the joinder attached hereto, the City, agree that on the termination for any reason of the Operation and Use Agreement between the City and Authority: (i) the City shall be deemed to be the lessor hereunder and shall be bound by all provisions of this Lease, and (ii) all references contained herein to “Authority” shall be deemed to refer to the City.

13.13      Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by Authority or Lessee or by any third party to create the relationship of principal and agent or of partnership or of joint venture or of any association whatsoever between Authority and Lessee, it being expressly understood and agreed that neither the computation of Annual Rent, Rent nor any other provisions contained in this Lease nor any act or acts of the parties hereto shall be deemed to create any relationship between Authority and Lessee other than the relationship of landlord and tenant.

13.14      Exclusive Rights. The rights granted to Lessee under this Lease are not exclusive, except that Lessee shall have the exclusive use of the Premises for the Term of this Lease in accordance with the provisions of this Lease. The Authority expressly reserves the right to grant to third parties rights and privileges on other portions of the Airport that are identical, in whole or in part, to those granted to Lessee hereunder.

13.15       Miscellaneous Provisions.

(a)          The section headings contained in this Lease are inserted only as a matter of convenience and for reference, and in no way define, limit, or describe the scope or intent of any provision of this Lease.

(b)          Except as otherwise provided herein, the provisions of this Lease shall bind and inure to the benefit of the successors and assigns of the parties hereto.

(c)           Time is expressed to be of the essence of this Lease.

(d)          In the event that any proceeding at law or in equity arises hereunder or in connection herewith (including any appellate proceeding or bankruptcy proceeding) the prevailing party shall be awarded costs, reasonable expert fees and reasonable attorneys’ fees actually incurred in connection therewith.

(e)          This Lease was made in and shall be governed by and construed in accordance with the laws of, the State of Florida. If any covenant, condition, or provision contained in this Lease is held to be invalid by any court of competent jurisdiction, such invalidity shall not affect the validity of any other covenant, condition or provision herein contained.

(f)          This Lease, together with the exhibits attached hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any prior agreements, representations or statements heretofore made with respect to such subject matter, whether oral or written, and any contemporaneous oral agreements, representations or statements are merged herein. This Lease may be altered or amended only by written instrument executed by both parties hereto.

(g)          Words of gender used in this Lease shall be held and construed to include any other gender; and words in the singular shall be held to include the plural and vice versa unless the context otherwise requires.

(h)          Approval By the Parties. Whenever the consent or approval of Authority or Lessee is called for herein and unless otherwise more specifically stated it is understood and agreed that such approval shall be in writing and obtained in advance and shall not be unreasonably withheld, conditioned, or delayed.

(i)         Authority and Lessee represent and warrant to each other that they have dealt with no broker in connection with this Lease and the transactions contemplated hereby, and each agrees to indemnify and hold the other harmless in the event its representation and warranty contained herein is not true.

(j)          At the request of either party, the other shall with reasonable promptness deliver to the requesting party a written and acknowledged statement that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), that to the best of the responding party’s knowledge, the requesting party is not in default under this Lease (or if the responding party has knowledge that the requesting party is in default, identifying the default), and providing such other information with respect to the Lease and the relationship between Authority and Lessee as may reasonably be requested.

13.16   COMMUNICATIONS CONCERNING DISPUTED DEBTS. ALL (A) COMMUNICATIONS CONCERNING DISPUTES ABOUT DEBTS THAT ARE OWED OR MAY BE OWED PURSUANT TO THIS LEASE, AND (B) INSTRUMENTS IN LESS THAN THE FULL AMOUNT CLAIMED BY THE AUTHORITY AND TENDERED AS FULL SATISFACTION OF A DISPUTED DEBT OR OTHER AMOUNT OWED, SHALL BE SENT CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE FOLLOWING:

VICE PRESIDENT OF FINANCE
GREATER ORLANDO AVIATION AUTHORITY
ONE JEFF FUQUA BOULEVARD
ORLANDO INTERNATIONAL AIRPORT
ORLANDO, FLORIDA 32827-4399

(a)           In accordance with Florida law, Lessee is hereby advised as follows:

Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

13.17      Force Majeure. If either party hereto shall fail to timely perform any of its obligations under this Lease as a result of strikes, lockouts or labor disputes, inability to obtain labor or materials, government restrictions, fire or other casualty, adverse weather conditions not reasonably foreseeable at the location and time of year in question, by reason of war or other national emergency, acts of God, or other causes beyond the reasonable control of the party obligated to perform (“Force Majeure”), then such failure shall be excused and not constitute a default under this Lease by the party in question, but only to the extent and for the time occasioned by such event. In the event the rights and privileges hereunder are suspended on account of Force Majeure, Annual Rent and Additional Rent under this Lease shall not abate, and Lessee shall have the right to make any claim against any third party permitted by law and to receive any award paid with respect to such claim. In no event shall this provision excuse any failure by Lessee to pay Annual Rent or Additional Rent or any other payment obligation hereunder, nor shall this provision apply to any inability by Lessee to procure funds or obtain financing necessary to comply with Lessee’s obligations under this Lease.

13.18      Subordination.

(a)         This Lease shall be subject to all restrictions of record affecting the Airport and the use thereof, all federal, state, county and city laws and regulations affecting the same, and shall be subject and subordinate to the provisions of any and all existing agreements between the Authority and the City, and those between the Authority or the City and the United States of America, the State of Florida, or the County of Orange, or their agencies, and to any future agreements between or among the foregoing relative to the operation or maintenance of the Airport, the execution of which may be required as a condition precedent to the expenditure of federal, state, county or city funds for the development of the Airport, or any part thereof. All provisions hereof shall be subordinate to the right of the United States to occupy or use the Airport, or any part thereof, during time of war or national emergency.

(b)         In the event the Federal Aviation Administration or its successors require modifications or changes in this Lease as a condition precedent to the granting of its approval or to the obtaining of funds for the improvement of the Airport, Lessee hereby consents to any and all such modifications and changes as may be reasonably required.

(c)         Notwithstanding the foregoing provisions of this Section 13, in the event any such restrictions, agreements or modifications to this Lease increase the Annual Rent payable hereunder or materially and adversely affect the ability of Lessee to use the Premises for the purposes permitted under this Lease, the Parties agree to work in good-faith to reach an equitable resolution but if an equitable resolution cannot be reached, Lessee shall have the right to terminate this Lease by written notice to the Authority.

13.19       Public Entity Crimes Law. The Lessee acknowledges the following notice:

A person or affiliate who has been placed on the convicted vendor list following a conviction for a public entity crime may not submit a bid on a contract to provide any goods or services to a public entity, may not submit a bid on a contract with a public entity for the construction or repair of a public building or public work, may not submit bids on leases of real property to a public entity, may not be awarded or perform work as a contractor, supplier, subcontractor, or consultant under a contract with any public entity, and may not transact business with any public entity in excess of $35,000 for a period of 36 months from the date of being placed on the convicted vendor list.

13.20       Visual Arts. Lessee shall not permit a work of visual art, as defined in 17 USC § 101, to be installed in the Premises without providing Authority with a written waiver, in form acceptable to the Authority, of the artist’s rights under the Visual Artists Rights Act of 1990, Pub. L. 101-650, and without obtaining the Authority’s prior written approval.

13.21     Engine Runups. Except to the extent that noise restrictions of any governmental authority having jurisdiction thereover may preclude or limit the same, Lessee shall have the right to conduct engine runups at the Premises, and/or the nonexclusive right in common with others, to conduct engine runups on the Airport at such location or locations as Authority may designate from time to time for such purposes, in reasonable proximity to the Premises on the Airport, and subject to the reasonable rules and regulations of Authority.

13.22     FAA Contract Provisions. The Parties hereby agree that this Lease shall be subject to the provisions of Exhibit “G” hereto, which is incorporated herein by this reference.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto by their duly authorized officers have caused this Lease to be executed in their names as of the day and year first above written.

LESSEE:

SHOLA, LLC, a
Delaware limited liability corporation

By:
Name:
Title:

ATTEST:

By:	, Secretary

GREATER ORLANDO AVIATION AUTHORITY

By:
Kevin J. Thibault, P.E., F. ASCE
Chief Executive Officer

ATTEST:
By:
Anna Farmer, Assistant Secretary

APPROVED AS TO FORM AND LEGALITY
this day of , 202 for the use and reliance of the Greater Orlando Aviation Authority, only.

C.J. Wilson Law, P.A., Counsel

By:

Christopher J. Wilson, Esq.

CITY APPROVAL OF LEASE

Pursuant to Section 8(f) of the City Charter, the CITY OF ORLANDO hereby approves the FIXED BASED OPERATOR LEASE AGREEMENT dated                 , 20    , between the GREATER ORLANDO AVIATION AUTHORITY and SHOLA, LLC., a Delaware limited liability corporation.

Date:

ATTEST		CITY OF ORLANDO

By:		By:
	City Clerk/Deputy City Clerk		Mayor/Mayor Pro Tem

Print Name:		Print Name:

(City Seal)

Approved as to form and legality for the use and reliance of the City of Orlando, Florida, only.

By:
Assistant City Attorney

EXHIBIT “A”
Premises

[Twenty Acres]

EXHIBIT “B”
[Percentage Privilege Fee and Fuel Flowage Fee Report]

EXHIBIT “C”
[Improvements]

EXHIBIT “D”
[Off-Site Improvements]

EXHIBIT “E”
[Bond Forms]

ORLANDO INTERNATIONAL AIRPORT	PERFORMANCE/PAYMENT BOND

COVER SHEET

PERFORMANCE/PAYMENT BOND COVER SHEET. This cover sheet is an integral part of the attached bonds and must not be separated from them.

GREATER ORLANDO AVIATION AUTHORITY

ORLANDO, FLORIDA

(Public Work)

In Compliance with Florida Statute Chapter 255.05(1)(a)

PERFORMANCE BOND NO.:
PAYMENT BOND NO.:

CONTRACTOR INFORMATION:	Name:
Address:

Phone:

SURETY PRINCIPAL:	Name:
BUSINESS INFORMATION	Address:

Phone:
Greater Orlando Aviation Authority
OWNER INFORMATION:	Name:	One Jeff Fuqua Boulevard
	Address:	Orlando, FL 32827
(407) 825-2001
Phone:
BOND AMOUNT:		$
CONTRACT NO. (if applicable):		T- (T-# only no name)

DESCRIPTION OF WORK:		(Project Name from T-#)
PROJECT LOCATION:		Orlando International Airport, Orlando, FL

AGENT INFORMATION:	Name:
Address:

Phone:

GREATER ORLANDO AVIATION AUTHORITY

ORLANDO, FLORIDA

The cover page that lists the contact information for the entities involved in this bond is considered the front page of this bond and is an integral part of this bond and, therefore, must not be separated from this bond.

KNOW ALL MEN BY THESE PRESENTS that CONTRACTOR LEGAL NAME, hereinafter referred to as Principal, whose principal business address is                                            and NAME OF SURETY, a corporation organized under the laws of the State of                         and licensed to do business in the State of Florida, hereinafter referred to as Surety, whose principal business address is                                                                                                     , are held and firmly bound unto the Greater Orlando Aviation Authority as Obligee, hereinafter referred to as Authority, and TENANT LEGAL NAME as Co-Obligee, hereafter referred to as Company, in the Penal Sum of                                                                                 U.S. DOLLARS ($                    ), for the payment of which sum well and truly made, Principal and Surety bind ourselves, our heirs, personal representatives, successors and assigns, jointly and severally, firmly by these presents.

WHEREAS, TENANT LEGAL NAME hereinafter referred to as Company has leased from Authority real property at Orlando International Airport in accordance with the Lease Agreement dated                         , which is incorporated herein by reference, made a part hereof, and is hereinafter referred to as the Lease; and

WHEREAS, Principal has by written agreement dated Date of Contract, entered into a contract, hereinafter referred to as the Contract, with Company, for the construction of improvements to the above-described real property in accordance with the plans and specifications prepared by Name of Architect, dated Date on Final 100% Plans, which were approved by Authority, and which are incorporated herein by reference and made a part hereof, and which are hereinafter referred to as the Plans and Specifications (Contract and Plans and Specifications hereinafter referred to collectively as the Contract Documents); and

WHEREAS, under the terms of the Contract, Principal is required to complete the improvements to the above-described property in accordance with the Plans and Specifications and the requirements of the Contract Documents, and is also required to provide a bond guaranteeing the faithful performance of such improvements by the Principal; and

WHEREAS, Surety is authorized to do business in the State of Florida;

NOW, THEREFORE, the condition of this obligation is such that if Principal:

1.           Promptly and faithfully completes and performs such improvements in accordance with the Plans and Specifications, the Contract, and the covenants and obligations imposed upon Principal by the Contract Documents in connection therewith, in the time and manner prescribed in therein; and

2.         Pays Authority and Company, in that order, all losses, damages (liquidated or actual), including, but not limited to, damages caused by delays in performance of the Principal, expenses, legal costs and attorneys' fees (including, but not limited to, those for investigative and legal support services and those incurred in appellate or bankruptcy proceedings) that Authority sustains arising out of, related to, or resulting directly or indirectly from the conduct or omissions of Principal, including, but not limited to, failure of the Principal to complete the improvements in accordance with the Plans and Specifications or the terms of the Contract, any breach or default by Principal under the Contract, want of care or skill, negligence, patent infringement, or intentionally wrongful conduct on the part of the Principal, its officers, agents, employees, or any other person or entity for whom the Principal is responsible;

then this bond is void; otherwise it shall remain in full force and effect.

3.          In the event that Principal fails to complete the improvements in accordance with the Plans and Specifications or the terms of the Contract, or fails to perform any of the terms, covenants and conditions of the Contract Documents or the Lease related to construction of such improvements during the period in which this Performance Bond is in effect, the Surety shall remain liable to the Authority and Company, for all such loss or damage, including legal costs and attorneys' fees (including, but not limited to, those for investigative and legal support services and those incurred in appellate or bankruptcy proceedings), arising out of, related to, or resulting from any failure to perform up to the amount of the Penal Sum.

4.           In the event that the Surety fails to fulfill its obligations under this Performance Bond, then the Surety shall also indemnify and save the Authority and Company harmless from any and all loss, damage, cost, or expense, including legal costs and attorneys' fees (including, but not limited to, those for investigative and legal support services and those incurred in appellate or bankruptcy proceedings), arising out of, related to, or resulting directly or indirectly from the Surety's failure to fulfill its obligations hereunder. This paragraph shall survive the termination or cancellation of this Performance Bond. The obligations set forth in this paragraph shall not be limited by the Penal Sum of this Bond.

5.           The Surety's obligations hereunder shall be direct and immediate and not conditional or contingent upon Authority's or Company's pursuit of its remedies against Principal, and shall remain in full force and effect notwithstanding (i) amendments or modifications to the Lease or the Contract entered into by Authority, Company and/or Principal without the Surety's knowledge or consent, (ii) waivers of compliance with or waivers of any default under the Lease or the Contract granted by Authority to Company or Authority to Principal without the Surety's knowledge or consent, (iii) the discharge of Principal from its obligations under the Contract as a result of any proceeding initiated under The Bankruptcy Code of 1978, as the same may be amended, or any similar state or federal law, or any limitation of the liability of Principal or its estate as a result of any such proceedings, or (iv) any other action taken by Authority or Company or Principal that would, in the absence of this clause, result in the release or discharge by operation of law of the Surety from its obligations hereunder.

6.            The institution of suit upon this Bond shall be in accordance with, and subject to the limitations period of, Section 95.11, Florida Statutes.

7.           Surety stipulates that any change, addition, omission, or other modification in or under the Lease or the Contract and compliance or noncompliance with any formality connected with the Lease or the Contract or the change therein shall not affect Surety's obligations under this Bond and Surety hereby waives notice of any such change, addition, omission, or other modification. Further, Principal and Surety acknowledge that the Penal Sum of this Bond shall increase or decrease in accordance with any approved change, addition, omission, or other modification to the Lease and/or the Contract.

[THIS SPACE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Principal and Surety have executed this instrument under their several seals on the        day of                        , 20    . the name and corporate seal of each corporate party being hereto affixed and these presents fully signed by its undersigned representative, pursuant to authority of its governing body.

Signed, sealed and delivered in the presence of:	"Principal"
CONTRACTOR LEGAL NAME

(Principal must indicate whether it is a Corporation,
Company, Partnership, or Individual)
Print Name:

By:
Print Name:
Print Title:

Print Name:

(SEAL)

Signed, sealed and delivered in the presence of:	"Surety"
SURETY LEGAL NAME

(Principal must indicate whether it is a Corporation,
Company, Partnership, or Individual)
Print Name:

By:
Print Name:
Print Title:

Print Name:

(SEAL)

Countersigned by Florida Registered Agent

Title:

License No.:

Agency:

Address:

NOTE:	If Principal and Surety are corporations, the respective corporate seals shall be affixed and attached.

Surety shall execute and attach a certified copy of Power-of-Attorney appointing individual Attorney-in-Fact for execution of Performance Bond on behalf of Surety, as well as the Power of Attorney appointing the Florida licensed agent.

PRINCIPAL SHALL CAUSE THIS BOND, INCLUDING THE COVER SHEET, TO BE RECORDED IN THE PUBLIC RECORDS OF ORANGE COUNTY, FLORIDA AND SHALL PROVIDE A CERTIFIED COPY OF THE RECORDED BOND TO THE AUTHORITY PRIOR TO COMMENCING ANY WORK UNDER THE CONTRACT.

PERFORMANCE BOND CERTIFICATION FORM

GREATER ORLANDO AVIATION AUTHORITY

ORLANDO, FLORIDA

I,                                                         , certify that I am the Secretary of the corporation, the General Partner of the Partnership, or Manager or Managing Member of the LLC named as Principal in the foregoing Performance Bond; that                                                [individual] who signed the said Bond on behalf of the Principal was then President or Vice-President of said corporation, the General Partner of the Partnership, or the Manager or Managing Member of the LLC; that I that individual’s signature, and that the individual’s signature is genuine, and that said Bond was duly signed, sealed, and attested to for and in behalf of said Principal by authority of its governing body or is otherwise authorized by the Principal to enter into this Contract and Bond.

Secretary Signature

Secretary Printed Name

(Corporate Seal)

GREATER ORLANDO AVIATION AUTHORITY

ORLANDO, FLORIDA

The cover page that lists the contact information for the entities involved in this bond is considered the front page of this bond and is an integral part of this bond and, therefore, must not be separated from this bond.

KNOW ALL MEN BY THESE PRESENTS that CONTRACTOR LEGAL NAME, hereinafter referred to as Principal, whose principal business address is                                             , and NAME OF SURETY, a corporation organized under the laws of the State of                           , having its home office in the City of                        , and licensed to do business in the State of Florida, hereinafter referred to as Surety, whose principal business address is                                                    , are held and firmly bound unto the Greater Orlando Aviation Authority, as Obligee, hereinafter referred to as Authority, and TENANT LEGAL NAME, as Co-Obligee, hereafter referred to as Company, in the Penal Sum of                                                         U.S. DOLLARS ($                    ), for the payment of which sum well and truly to be made, Principal and Surety bind ourselves, our heirs, personal representatives, successors and assigns, jointly and severally, firmly by these presents.

WHEREAS, TENANT LEGAL NAME, hereinafter referred to Company has leased from Authority real property at Orlando International Airport in accordance with the (Name of the Agreement) Lease Agreement dated                 , which is incorporated herein by reference, made a part hereof, and is hereinafter referred to as the Lease, and

WHEREAS, Principal has by written agreement dated Date of Contract, entered into a contract, hereinafter referred to as the Contract, with Company, for the construction of improvements to the above-described real property; and

WHEREAS, under the terms of the Lease, Company is required to indemnify and hold harmless Authority from and against any and all claims of claimants, as defined in Sections 255.05(1) and 713.01(16), Florida Statutes, for improvements to the above-described real property, and is also required to provide a bond protecting the rights of such claimants to payment for services, labor, materials or supplies used directly or indirectly in the prosecution of the improvements to the above-described real property; and

WHEREAS, Surety is authorized to do business in the State of Florida;

NOW, THEREFORE, the condition of this obligation is such that if Principal shall promptly make payments to all claimants as defined in Sections 255.05(1) and 713.01(16), Florida Statutes, supplying Principal with services, labor, materials, or supplies, used directly or indirectly by Principal in the prosecution of the improvements to Authority's real property as provided for in the Contract, then this obligation shall be void; otherwise, it shall remain in full force and effect, subject, however, to the following conditions:

1.         This bond is furnished for the purpose of complying with the requirements of Section 255.05, Florida Statutes, to the extent applicable; and for the purpose of exempting any legal or equitable interest in real property owned by Authority from liens, and complying with the requirements of Section 713.23, Florida Statutes, to the extent applicable.

2.         It is a specific condition of this bond that a claimant's right of action on the bond is limited to the provisions of Sections 255.05 and 713.23, Florida Statutes, including, but not limited to, the one-year time limitation within which suits may be brought.

Therefore, a claimant, except a laborer, who is not in privity with the Principal shall, before commencing or not later than 45 days after commencing to furnish labor, services, materials, or supplies for the prosecution of the work, furnish the Principal with a notice that he or she intends to look to the bond for protection. Any claimant who is not in privity with the Principal and who has not received payment for services, labor, materials, or supplies shall deliver to the Principal and to the Surety written notice of the performance of the services or labor or delivery of the materials or supplies and of the nonpayment in accordance with Section 255.05(2), Florida Statutes. The notice of nonpayment may be served at any time during the progress of the work or thereafter, but not before forty-five (45) days after first furnishing of the labor, services, material, or supplies and not later than ninety (90) days after the final furnishing of the labor, services, materials, or supplies by the claimant. No action for the services, labor, materials, or supplies may be instituted against the Principal or the Surety unless both notices have been given. No action shall be instituted against the Principal or the Surety on the bond after one (1) year from the performance of the services or labor or completion of the delivery of the materials or supplies.

3.         The Surety's obligations hereunder shall remain in full force and effect notwithstanding (i) amendments or modifications to the Lease or Contract entered into by Authority, Company, and/or Principal without the Surety's knowledge or consent, (ii) waivers of compliance with or any default under the Lease or Contract granted by Authority to Company or Authority to Principal without the Surety's knowledge or consent, (iii) the discharge of Principal from its obligations under the Lease or Contract as a result of any proceeding initiated under The Bankruptcy Code of 1978, as the same may be amended, or any similar state or federal law, or any limitation of the liability of Principal or its estate as a result of any such proceeding, or (iv) any other action taken by Authority, Company, or Principal that would, in the absence of this clause, result in the release or discharge by operation of law of the Surety from its obligations hereunder.

4.        Any change, addition, omission, or modification in or under the Lease or Contract and compliance or noncompliance with any formality connected with the Lease or Contract or the changes therein shall not affect Surety's obligations under this Bond, and Surety hereby waives notice of any such change. Further, Principal and Surety acknowledge that the Penal Sum of this Bond shall increase or decrease in accordance with any approved change, addition, omission, or other modification to the Lease and/or the Contract.

[THIS SPACE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Principal and Surety have executed this instrument under their several seals on the        day of                   , 20    , the name and corporate seal of each corporate party being hereto affixed and these presents fully signed by its undersigned representative, pursuant to authority of its governing body.

Signed, sealed and delivered in the presence of:	"Principal"
CONTRACTOR LEGAL NAME

(Principal must indicate whether it is a Corporation,
Company, Partnership, or Individual)
Print Name:

By:
Print Name:
Print Title:

Print Name:

(SEAL)

Signed, sealed and delivered in the presence of:	"Surety"
SURETY LEGAL NAME

(Principal must indicate whether it is a Corporation,
Company, Partnership, or Individual)
Print Name:

By:
Print Name:
Print Title:

Print Name:

(SEAL)

Countersigned by Florida Registered Agent

Title:

License No.:

Agency:

Address:

NOTE:	If Principal and Surety are corporations, the respective corporate seals shall be affixed and attached.

Surety shall execute and attach a certified copy of Power-of-Attorney appointing individual Attorney-in-Fact for execution of this Bond on behalf of Surety, as well as the Power of Attorney appointing the Florida licensed agent.

PRINCIPAL SHALL CAUSE THIS BOND, INCLUDING THE COVER SHEET, TO BE RECORDED IN THE PUBLIC RECORDS OF ORANGE COUNTY, FLORIDA AND SHALL PROVIDE A CERTIFIED COPY OF THE RECORDED BOND TO THE AUTHORITY PRIOR TO COMMENCING ANY WORK UNDER THE CONTRACT.

PAYMENT BOND CERTIFICATION FORM

GREATER ORLANDO AVIATION AUTHORITY

ORLANDO, FLORIDA

I,                                                                        , certify that I am the Secretary of the corporation, the General Partner of the Partnership, or Manager or Managing Member of the LLC named as Principal in the foregoing Payment Bond; that                                                          [individual] who signed the said Bond on behalf of the Principal was then President or Vice-President of said corporation, the General Partner of the Partnership, or the Manager or Managing Member of the LLC; that I that individual’s signature, and that the individual’s signature is genuine, and that said Bond was duly signed, sealed, and attested to for and in behalf of said Principal by authority of its governing body or is otherwise authorized by the Principal to enter into this Contract and Bond.

Secretary Signature

Secretary Printed Name

(Corporate Seal)

EXHIBIT “F”

MEMORANDUM OF LEASE AGREEMENT

THIS INSTRUMENT PREPARED BY AND SHOULD BE RETURNED TO: Christopher J. Wilson, Esq. C.J. Wilson Law, P.A. 1636 Hillcrest Street Orlando, Florida 32803 (407) 232-2003	For Recording Purposes Only

MEMORANDUM OF LEASE AGREEMENT

THIS MEMORANDUM OF LEASE AGREEMENT (“Memorandum”) is effective this          day of                    , 20    , by and between the GREATER ORLANDO AVIATION AUTHORITY, a public entity that operates the Orlando International Airport pursuant to that certain Amended and Restated Operation and Use Agreement dated August 31, 2015, whose mailing address is One Jeff Fuqua Boulevard, Orlando, Florida 32827-4399 (“Authority”), and SHOLA, LLC, a Delaware limited liability corporation (“Lessee”).

WITNESSETH

1.       Lease. Authority and Lessee entered into that certain Lease Agreement dated as of                         , 20     (“Lease”), having an effective date as of                           (“Lease”) with respect to the lease of certain real property and improvements thereon located in Orange County, Florida, more particularly described on the attached Exhibit “A” (the “Premises”).

2.       Term. The Term of the Lease began                                 and the Term of the Lease will end, unless sooner terminated in accordance with the terms and provisions of the Lease                               .

3.        Lessee’s Improvements. Pursuant to the terms of the Lease, Authority’s interest in the Property shall not be subject to any liens or claims of lien for any improvements made by or on behalf of Lessee.

4.      Election Not to Claim Depreciation. To the extent Lessee finances any Improvements on the Property with the proceeds of tax-exempt bonds, neither Lessee nor any successor-in-interest to Lessee shall claim depreciation or an investment credit with regard to any Improvements constructed at the Property.

5.     Definitions. TERMS NOT SPECIFICALLY DEFINED IN THIS MEMORANDUM SHALL HAVE THE SAME RESPECTIVE MEANINGS AS ARE ASCRIBED THERETO IN THE LEASE.

6.        Lessee’s Address. A copy of the Lease is maintained at Lessee’s office located at the following address: 136 Tower Road, Suite 205, West Harrison, New York 10604, Attention: Lease Administrator.

7.       Lease Governs. This Memorandum is executed for the sole purpose of giving public notice of certain terms and provisions of the Lease and shall not create, expand, modify, or affect in any way the respective rights, interests, estates, obligations or remedies of Authority or Lessee. This Memorandum shall not be considered or taken into account in connection with the construction or interpretation of the Lease or any provision thereof.

8.       Counterparts. This Memorandum may be executed in counterparts, each of which shall be fully effective as an original and all of which together shall constitute one and the same instrument.

9.      Prior Memoranda Superseded. This Memorandum amends, restates, replaces, and supersedes any prior memoranda executed or recorded with respect to the Lease.

IN WITNESS WHEREOF, the undersigned have executed this Memorandum effective as of the day and year first above written.

WITNESSES: Print Name: Print Name:	LESSEE: SHOLA, LLC, a Delaware limited liability corporation By: Printed Name: Title: ATTEST: Printed Name: Title:

STATE OF

COUNTY OF

The foregoing instrument was acknowledged before me by means of ☐ physical present or ☐ online notarization, this           day of                     , 20    , by                                                  , as                                              of SHOLA, LLC., a Delaware limited liability corporation, on behalf of the corporation.

(NOTARY SEAL)
Signature of Notary Public

PRINT, TYPE OR STAMP NAME OF NOTARY

Personally known OR Produced Identification Type of Identification Produced

WITNESSES:	AUTHORITY: GREATER ORLANDO AVIATION AUTHORITY
Print Name:
Kevin J. Thibault, P.E. F.ASCE, Chief Executive Officer

Print Name:
ATTEST:

Anna Farmer, Assistant Secretary

APPROVED AS TO FORM AND LEGALITY this day of , 202 for the use and reliance of the Greater Orlando Aviation Authority, only. C.J. Wilson Law, P.A., Counsel By: Christopher J. Wilson

STATE OF FLORIDA

COUNTY OF ORANGE

The foregoing instrument was acknowledged before me by means of ☐ physical present or ☐ online notarization, this          day of                     , 20    , by                                              , as                                                          of GREATER ORLANDO AVIATION AUTHORITY.

(NOTARY SEAL)
Signature of Notary Public

PRINT, TYPE OR STAMP NAME OF NOTARY

Personally known OR Produced Identification Type of Identification Produced

EXHIBIT “G”

FAA Required Contract Provisions

GENERAL CIVIL RIGHTS PROVISIONS

If and to the extent applicable as a matter of law, the Lessee agrees to comply with pertinent statutes, Executive Orders, and such rules as are promulgated to ensure that no person shall, on the grounds of race, creed, color, national origin, sex, age, or disability be excluded from participating in any activity conducted with or benefiting from Federal assistance. If the Lessee transfers its obligation to another, the transferee shall be obligated in the same manner as the Lessee.

This provision obligates the Lessee for the period during which the property is owned, used, or possessed by the Lessee and the airport remains obligated to the Federal Aviation Administration. This provision is in addition to that required by Title VI of the Civil Rights Act of 1964, if and to the extent applicable as a matter of law.

Compliance with Nondiscrimination Requirements:

During the performance of this contract, the Lessee, for itself, its assignees, and successors in interest (hereinafter referred to as the “Lessee”), agrees as follows, if and to the extent applicable as a matter of law:

1.

Compliance with Regulations:  The Lessee (hereinafter includes consultants) will comply with the Title VI List of Pertinent Nondiscrimination Acts and Authorities set forth herein, which are herein incorporated by reference and made a part of this contract.

2.

Nondiscrimination: The Lessee, with regard to the work performed by it during the contract, will not discriminate on the grounds of race, color, or national origin in the selection and retention of sub-lessees, including procurements of materials and leases of equipment. The Lessee will not participate directly or indirectly in the discrimination prohibited by the Nondiscrimination Acts and Authorities, including employment practices when the contract covers any activity, project, or program set forth in Appendix B of 49 CFR part 21.

3.

Solicitations for Subcontracts, including Procurements of Materials and Equipment: In all solicitations, either by competitive bidding or negotiation made by the Lessee for work to be performed under a subcontract, including procurements of materials, or leases of equipment, each potential sub-lessee or supplier will be notified by the Lessee of the Lessee’s obligations under this contract and the Nondiscrimination Acts and Authorities on the grounds of race, color, or national origin.

4.

Information and Reports: If and to the extent applicable as a matter of law, the Lessee will provide all information and reports required by the Acts, the Regulations, and directives issued pursuant thereto and will permit access to its books, records, accounts, other sources of information, and its facilities as may be determined by the sponsor or the Federal Aviation Administration to be pertinent to ascertain compliance with such Nondiscrimination Acts and Authorities and instructions. Where any information required of a Lessee is in the exclusive possession of another who fails or refuses to furnish the information, the Lessee will so certify to the sponsor or the Federal Aviation Administration, as appropriate, and will set forth what efforts it has made to obtain the information.

5.

Sanctions for Noncompliance: In the event of a Lessee’s noncompliance with the non-discrimination provisions of this contract, the sponsor will impose such contract sanctions as it or the Federal Aviation Administration may determine to be appropriate, including, but not limited to:

a.	Withholding payments to the Lessee under the contract until the Lessee complies; and/or

b.	Cancelling, terminating, or suspending a contract, in whole or in part.

6.

Incorporation of Provisions: The Lessee will use reasonable efforts include the provisions of paragraphs one through six in every subcontract, including procurements of materials and leases of equipment entered into after the effective date of the Lease, unless exempt by the Acts, the Regulations, and directives issued pursuant thereto, but in all instances shall comply with all applicable federal laws, orders, rules, and regulations. The Lessee will take action with respect to any subcontract or procurement as the sponsor or the Federal Aviation Administration may direct as a means of enforcing such provisions including sanctions for noncompliance. Provided, that if the Lessee becomes involved in, or is threatened with litigation by a sub-lessee, or supplier because of such direction, the Lessee may request the sponsor to enter into any litigation to protect the interests of the sponsor. In addition, the Lessee may request the United States to enter into the litigation to protect the interests of the United States.

7.	The Lessee for itself, successors in interest, and assigns, as a part of the consideration hereof, does hereby covenant and agree that:

a.

In the event facilities are constructed, maintained, or otherwise operated on the property described in the Lease for a purpose for which a Federal Aviation Administration activity, facility, or program is extended or for another purpose involving the provision of similar services or benefits, the Lessee will maintain and operate such facilities and services in compliance with all requirements imposed by the Nondiscrimination Acts and Regulations listed herein if and to the extent applicable as a matter of law, such that no person on the grounds of race, color, or national origin, will be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination in the use of said facilities.

8.

In the event of breach of any of the above Nondiscrimination covenants, the Authority will have the right to terminate the Lease and to enter, re-enter, and repossess said lands and facilities thereon, and hold the same as if the Lease had never been made or issued.

9.

The Lessee for itself, successors in interest, and assigns, as a part of the consideration hereof, does hereby covenant and agree that (1) no person on the ground of race, color, or national origin, will be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination in the use of said facilities, (2) that in the construction of any improvements on, over, or under such land, and the furnishing of services thereon, no person on the ground of race, color, or national origin, will be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination, (3) that the Lessee will use the premises in compliance with all other requirements imposed by or pursuant to the Title VI List of Pertinent Nondiscrimination Acts and Authorities set forth herein if and to the extent applicable as a matter of law.

10.

In the event of breach of any of the above nondiscrimination covenants, the Authority will have the right to terminate the Lease and to enter or re-enter and repossess said land and the facilities thereon subject to the terms of the Lease.

Title VI List of Pertinent Nondiscrimination Acts and Authorities

During the performance of this contract, the Lessee agrees to comply with the following non-discrimination statutes and authorities if and to the extent applicable as a matter of law:

●	Title VI of the Civil Rights Act of 1964 (42 USC § 2000d et seq., 78 stat. 252) (prohibits discrimination on the basis of race, color, national origin);

●	49 CFR part 21 (Non-discrimination in Federally-assisted programs of the Department of Transportation—Effectuation of Title VI of the Civil Rights Act of 1964);

●

The Uniform Relocation Assistance and Real Property Acquisition Policies Act of 1970, (42 USC § 4601) (prohibits unfair treatment of persons displaced or whose property has been acquired because of Federal or Federal-aid programs and projects);

●	Section 504 of the Rehabilitation Act of 1973 (29 USC § 794 et seq.), as amended (prohibits discrimination on the basis of disability); and 49 CFR part 27;

●	The Age Discrimination Act of 1975, as amended (42 USC § 6101 et seq.) (prohibits discrimination on the basis of age);

●	Airport and Airway Improvement Act of 1982 (49 USC § 471, Section 47123), as amended (prohibits discrimination based on race, creed, color, national origin, or sex);

●

The Civil Rights Restoration Act of 1987 (PL 100-209) (broadened the scope, coverage, and applicability of Title VI of the Civil Rights Act of 1964, the Age Discrimination Act of 1975 and Section 504 of the Rehabilitation Act of 1973, by expanding the definition of the terms “programs or activities” to include all of the programs or activities of the Federal-aid recipients, sub-recipients and contractors, whether such programs or activities are Federally funded or not);

●

Titles II and III of the Americans with Disabilities Act of 1990, which prohibit discrimination on the basis of disability in the operation of public entities, public and private transportation systems, places of public accommodation, and certain testing entities (42 USC §§ 12131 – 12189) as implemented by U.S. Department of Transportation regulations at 49 CFR parts 37 and 38;

●	The Federal Aviation Administration’s Nondiscrimination statute (49 USC § 47123) (prohibits discrimination on the basis of race, color, national origin, and sex);

●

Executive Order 12898, Federal Actions to Address Environmental Justice in Minority Populations and Low-Income Populations, which ensures nondiscrimination against minority populations by discouraging programs, policies, and activities with disproportionately high and adverse human health or environmental effects on minority and low-income populations;

●

Executive Order 13166, Improving Access to Services for Persons with Limited English Proficiency, and resulting agency guidance, national origin discrimination includes discrimination because of limited English proficiency (LEP). To ensure compliance with Title VI, you must take reasonable steps to ensure that LEP persons have meaningful access to your programs (70 Fed. Reg. at 74087 to 74100);

●	Title IX of the Education Amendments of 1972, as amended, which prohibits you from discriminating because of sex in education programs or activities (20 USC 1681 et seq).

The above list may be amended from time to time upon thirty (30) days’ advance written notice to Lessee.